Exhibit 4.10

CUSIP Number: Deal # 679581AA6

AMENDED AND RESTATED CREDIT AGREEMENT
among
OLD DOMINION FREIGHT LINE, INC.,
THE LENDERS NAMED HEREIN,
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

$225,000,000 Senior Unsecured Revolving Credit Facility
Lead Arranger and Sole Book-Runner:
WACHOVIA CAPITAL MARKETS, LLC

Dated as of August 10, 2006

TABLE OF CONTENTS

Page
RECITALS	1

ARTICLE I
DEFINITIONS

1.1	Defined Terms	1
1.2	Accounting Terms	19
1.3	Other Terms; Construction	19

ARTICLE II
AMOUNT AND TERMS OF THE LOANS

2.1	Commitments.	19
2.2	Borrowings.	20
2.3	Disbursements; Funding Reliance; Domicile of Loans.	23
2.4	Evidence of Debt; Notes.	24
2.5	Termination and Reduction of Commitments and Swingline	25
	Commitment.
2.6	Mandatory Payments and Prepayments.	25
2.7	Voluntary Prepayments.	26
2.8	Interest.	27
2.9	Fees	28
2.10	Interest Periods	29
2.11	Conversions and Continuations.	30
2.12	Method of Payments; Computations.	31
2.13	Recovery of Payments.	32
2.14	Use of Proceeds	32
2.15	Pro Rata Treatment.	33
2.16	Increased Costs; Change in Circumstances; Illegality; etc.	34
2.17	Taxes.	36
2.18	Compensation	38
2.19	Substitution of Lender	39
2.20	Increase in Commitments.	39

ARTICLE III
LETTERS OF CREDIT

3.1	Issuance; Existing Letters of Credit	41
3.2	Notices	43
3.3	Participations	43
3.4	Reimbursement	43
3.5	Payment by Revolving Loans	44
3.6	Payment to Lenders	44
3.7	Obligations Absolute	45
3.8	Cash Collateral Account	46
3.9	Effectiveness	47

ARTICLE IV
CONDITIONS OF BORROWING

4.1	Conditions of Initial Borrowing	47
4.2	Conditions of All Borrowings	50

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1	Corporate Organization and Power	51
5.2	Authorization; Enforceability	51
5.3	No Violation	51
5.4	Governmental and Third-Party Authorization; Permits.	52
5.5	Litigation	52
5.6	Taxes	52
5.7	Subsidiaries	52
5.8	Full Disclosure	53
5.9	Margin Regulations	53
5.10	No Material Adverse Change	53
5.11	Financial Matters.	53
5.12	Ownership of Properties	54
5.13	ERISA.	54
5.14	Environmental Matters.	55
5.15	Compliance with Laws	56
5.16	Regulated Industries	56
5.17	Insurance	56
5.18	Material Contracts	56
5.19	Trade Relations	56
5.20	Labor Relations	57
5.21	Leases	57
5.22	OFAC; Anti-Terrorism Laws.	57

ARTICLE VI
AFFIRMATIVE COVENANTS

6.1	Financial Statements	58
6.2	Other Business and Financial Information	59
6.3	Existence; Franchises; Maintenance of Properties	61
6.4	Compliance with Laws	61
6.5	Payment of Obligations	61
6.6	Insurance	61
6.7	Maintenance of Books and Records; Inspection	62
6.8	Permitted Acquisitions.	62
6.9	Creation or Acquisition of Subsidiaries	63
6.10	Further Assurances	64
6.11	Most Favored Lender	64
6.12	OFAC, PATRIOT Act Compliance	64

ARTICLE VII
FINANCIAL COVENANTS

7.1	Consolidated Debt to Consolidated Total Capitalization	64
7.2	Fixed Charge Coverage Ratio	65

ARTICLE VIII
NEGATIVE COVENANTS

8.1	Merger; Consolidation	65
8.2	Indebtedness	65
8.3	Liens	67
8.4	Disposition of Assets	69
8.5	Investments	69
8.6	Restricted Payments	70
8.7	Transactions with Affiliates	70
8.8	Lines of Business	71
8.9	Limitation on Certain Restrictions	71
8.10	No Other Negative Pledges	71
8.11	Fiscal Year	71
8.12	Accounting Changes	71
8.13	Certain Amendments	71

ARTICLE IX
EVENTS OF DEFAULT

9.1	Events of Default	72
9.2	Remedies: Termination of Commitments, Acceleration, etc	74
9.3	Remedies: Set-Off	75

ARTICLE X
THE ADMINISTRATIVE AGENT

10.1	Appointment	75
10.2	Nature of Duties	75
10.3	Exculpatory Provisions	76
10.4	Reliance by Administrative Agent	76
10.5	Non-Reliance on Administrative Agent and Other Lenders	77
10.6	Notice of Default	77
10.7	Indemnification	78
10.8	The Administrative Agent in its Individual Capacity	78
10.9	Successor Administrative Agent	78
10.10	Issuing Lender and Swingline Lender	79

ARTICLE XI
MISCELLANEOUS

11.1	Fees and Expenses	79
11.2	Indemnification	80
11.3	Governing Law; Consent to Jurisdiction	80
11.4	Arbitration; Preservation and Limitation of Remedies.	81
11.5	Notices	82
11.6	Amendments, Waivers, etc	83
11.7	Successors and Assigns.	84
11.8	No Waiver	87
11.9	Survival	88
11.10	Severability	88
11.11	Construction	88
11.12	Confidentiality	88
11.13	Counterparts	89
11.14	Disclosure of Information	89
11.15	Entire Agreement	89
11.16	USA Patriot Act Notice	89

EXHIBITS
Exhibit A-1	Form of Revolving Note

Exhibit A-2	Form of Swingline Note

Exhibit B-1	Form of Notice of Borrowing

Exhibit B-2	Form of Notice of Swingline Borrowing

Exhibit B-3	Form of Notice of Conversion/Continuation

Exhibit B-4	Form of Letter of Credit Notice

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Assignment and Acceptance

Exhibit E	Form of Subsidiary Guaranty

SCHEDULES

Schedule 1.1	Commitments

Schedule 3.1	Existing Letters Of Credit

Schedule 5.4	Consents and Approvals

Schedule 5.7	Subsidiaries

Schedule 5.17	Insurance

Schedule 5.18	Material Contracts

Schedule 8.2	Indebtedness

Schedule 8.3	Liens

Schedule 8.5A	Existing Investments

Schedule 8.5B	Borrower’s Investment Policy

Schedule 8.7	Transactions with Affiliates

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 10th day of August, 2006, is made among OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the date hereof, and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as agent for the Lenders. Capitalized terms used herein shall have the meanings given to such terms in Article I.

RECITALS

A. The Borrower, the Existing Lenders and Wachovia, as agent, are parties to a Credit Agreement, dated as of September 22, 2005 (as the same has been amended, modified or supplemented to, but not including, the Restatement Effective Date, the “Existing Credit Agreement”).

B. Subject to and on the terms and conditions set forth herein, (i) the parties hereto wish to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement, it being the intention of the Borrower, the Lenders and the Administrative Agent that this Agreement and the Credit Documents executed in connection herewith shall not effect a novation of the obligations of the Borrower under the Existing Credit Agreement but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereafter, and (ii) the Lenders are willing to make available to the Borrower the revolving credit facility set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree that, on the Restatement Effective Date, the Existing Credit Agreement shall be and is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer and in form and substance satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, or all or substantially all of the assets, of any Person, whether through the purchase of assets, a merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Acquisition Amount” shall mean, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid by the Borrower and its Subsidiaries in connection with such Acquisition (net of cash and Cash Equivalents), (ii) the Fair Market Value of all Capital Stock of the Borrower issued or given in connection with such Acquisition, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by the Borrower and its Subsidiaries in connection with such Acquisition, (iv) all additional purchase price amounts in connection with such Acquisition in the form of earnouts and other contingent obligations that should be recorded as a liability on the balance sheet of the Borrower and its Subsidiaries or expensed, in either event in accordance with GAAP, Regulation S-X under the Securities Act of 1933, as amended, or any other rule or regulation of the Securities and Exchange Commission, (v) all amounts paid in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Acquisition, (vi) the amount of all transaction fees and expenses (including, without limitation, legal, accounting and finders’ fees and expenses) incurred by the Borrower and its Subsidiaries in connection with such Acquisition and (vii) the aggregate fair market value of all other consideration given by the Borrower and its Subsidiaries in connection with such Acquisition.

“Additional Lender” shall have the meaning given to such term in Section 2.20(a).

“Adjusted LIBOR Market Index Rate” shall mean, at any time with respect to any LIBOR Market Index Loans, a rate per annum equal to the LIBOR Market Index Rate as in effect at such time plus the Applicable Margin Percentage for LIBOR Market Index Loans as in effect at such time.

“Adjusted LIBOR Rate” shall mean, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Margin Percentage for LIBOR Loans as in effect at such time.

“Administrative Agent” shall mean Wachovia, in its capacity as Administrative Agent appointed under Article X, and its successors and permitted assigns in such capacity.

“Affiliate” shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person. For purposes of this definition, with respect to any Person “control” shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

“Agreement” shall mean this Amended and Restated Credit Agreement, as amended, restated, modified or supplemented from time to time.

“Applicable Margin Percentage” shall mean, at any time from and after the Restatement Effective Date, the applicable margin percentage (i) to be added to the LIBOR Market Index Rate and the LIBOR Rate pursuant to Section 2.8 for purposes of determining the Adjusted LIBOR Market Index Rate and the Adjusted LIBOR Rate, as the case may be, and (ii) to be used in calculating the commitment fee payable pursuant to Section 2.9(a), in each case as determined under the following matrix with reference to the ratio of Consolidated Debt to Consolidated Total Capitalization:

		Applicable Margin
	Consolidated Debt	Percentage for
	to	LIBOR Loans and	Applicable Margin
	Consolidated Total	LIBOR Market	Percentage for
Level	Capitalization	Index Loans	Commitment Fee
1	Less than 0.25 to 1.0	0.50%	0.10%
2	Greater than or equal to 0.25 to 1.0	0.625%	0.125%
	but less than 0.375 to 1.0
3	Greater than or equal to 0.375 to	0.75%	0.15%
	1.0 but less than 0.45 to 1.0
4	Greater than or equal to 0.45 to 1.0	0.875%	0.175%
	but less than 0.50 to 1.0
5	Greater than or equal to 0.50 to 1.0	1.125%	0.225%

On each Adjustment Date (as hereinafter defined), the Applicable Margin Percentage for all Loans and the commitment fee payable pursuant to Section 2.9(a) shall be adjusted effective as of such date (based upon the calculation of the Consolidated Debt to Consolidated Total Capitalization as of the last day of the fiscal period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Borrower shall have failed to deliver the financial statements and a Compliance Certificate as required by Section 6.1(a) or Section 6.1(b), as the case may be, and Section 6.2(a), or if at any time an Event of Default shall have occurred and be continuing, then at the election of the Required Lenders, at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered (or the date of occurrence of such Event of Default, as the case may be) to the date on which the same shall have been delivered (or such Event of Default shall have been cured or waived, as the case may be), each Applicable Margin Percentage shall be calculated in accordance with level 5 of the above matrix. For purposes of this definition, “Adjustment Date” shall mean, with respect to any fiscal period of the Borrower beginning with the fiscal quarter ending September 30, 2006, the tenth (10th) day (or, if such day is not a Business Day, the next succeeding Business Day) after delivery by the Borrower in accordance with Section 6.1(a) or Section 6.1(b), as the case may be, of (i) financial statements as of the end of and for such fiscal period and (ii) a duly completed Compliance Certificate with respect to such fiscal period. Until the first Adjustment Date, each Applicable Margin Percentage shall be calculated in accordance with Level 2 of the above matrix.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Assignee” shall have the meaning given to such term in Section 11.7(a).

“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into between a Lender and an Assignee and accepted by the Administrative Agent and the Borrower, in substantially the form of Exhibit D.

“Authorized Officer” shall mean, with respect to any action specified herein, any officer of the Borrower duly authorized by resolution of the board of directors of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of the Borrower.

“Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute.

“Base Rate” shall mean the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

“Base Rate Loan” shall mean, at any time, any Loan that bears interest at such time at the Base Rate.

“Borrower” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall have the meaning given to such term in Section 2.2(b).

“Business Day” shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina are required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan or a LIBOR Market Index Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Cash Collateral Account” shall have the meaning given to such term in Section 3.8.

“Cash Equivalents” shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 90 days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clause (i) above.

“Commitment” shall mean, with respect to any Lender at any time, the amount set forth opposite such Lender’s name in Schedule 1.1, as such schedule may be revised from time to time pursuant to Section 2.20, or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.7(c) as such Lender’s “Commitment,” as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Commitment Increase” shall have the meaning given to such term in Section 2.20(a).

“Commitment Increase Date” shall have the meaning given to such term in Section 2.20(c).

“Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated Debt” shall mean, as of any date of determination, the total amount of all Debt of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Consolidated Debt to Consolidated Total Capitalization to determine the Applicable Margin Percentage only, the Borrower may subtract from Consolidated Debt the aggregate amount of cash and short term investments reported on its consolidated balance sheet delivered in connection with the Compliance Certificate to which such calculation pertains.

“Consolidated Net Income” shall mean, for any period, net income (or loss) for the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Interest Expense” shall mean, for any period, the difference between (i) gross interest expense of the Borrower and its Subsidiaries deducted in the calculation of Consolidated Net Income for such period and (ii) the gross interest income of the Borrower and its Subsidiaries included in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean the consolidated stockholders’ equity of the Borrower and its Subsidiaries, determined in accordance with GAAP.

“Consolidated Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Debt as of such date and (ii) Consolidated Net Worth as of such date.

“Contingent Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefore primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation, (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services from the primary obligor primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner(s) of any such primary obligations against loss or failure or inability of the primary obligor(s) to perform in respect thereof, individually or in the aggregate, in an amount exceeding $5,000,000; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Control Group” shall mean (i) Earl E. Congdon, John R. Congdon, John R. Congdon, Jr., John Yowell and David S. Congdon, (ii) the spouse of any Person described in clause (i) above, (iii) any direct descendants of any Person described in clauses (i) and (ii) above, and (iv) any charitable trust, foundation, estate planning trust, family limited partnership or family limited liability company controlled by one or more of the Persons described in clauses (i) through (iii) above.

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” shall mean this Agreement, the Notes, the Letters of Credit, the Fee Letter, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

“Debt” shall mean, with respect to any Person, without duplication,

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) its Capitalized Lease Obligations;

(d) its liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e) Contingent Obligations by such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollars” or “$” shall mean dollars of the United States of America.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“EBIT” shall mean, for any period, Consolidated Net Income for such period plus income tax expense for such period plus Consolidated Net Interest Expense for such period, all to the extent taken into account in the calculation of Consolidated Net Income, and (i) including without limitation (A) earnings of any Subsidiary of the Borrower accrued prior to the date it became a Subsidiary of the Borrower pursuant to a Permitted Acquisition, (B) earnings of any Person, substantially all of the assets of which have been acquired in any manner by the Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition, realized by such Person on account of such assets prior to the date of such acquisition, (C) earnings of any Person prior to any date such Person has merged or consolidated with the Borrower or any Subsidiary pursuant to a Permitted Acquisition and as permitted by Section 8.1, and (ii) excluding (A) any gain or loss arising from the sale of non-operating assets, (B) any gain arising from any write-up of assets, (C) any gain arising from the acquisition of any securities of the Borrower or any of its Subsidiaries, and (D) any gain or loss arising from extraordinary or nonrecurring items, all determined in accordance with GAAP for such period.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, or a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable, (viii) the occurrence with respect to any Plan of any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Equity Issuance” shall mean the issuance, sale or other disposition by the Borrower or any of its Subsidiaries of its Capital Stock, any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in the Borrower or any of its Subsidiaries; provided, however, that the term Equity Issuance shall not include (i) the issuance or sale of Capital Stock by any of the Subsidiaries of the Borrower to the Borrower or any other Subsidiary, or (ii) any Capital Stock of the Borrower issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price.

“Event of Default” shall have the meaning given to such term in Section 9.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Existing Credit Agreement” shall have the meaning given to such term in the recitals to this Agreement.

“Existing Lender” shall mean each “Lender” under and as defined in the Existing Credit Agreement.

“Existing Letters of Credit” shall have the meaning given to such term in Section 3.1.

“Fair Market Value” shall mean, with respect to any Capital Stock of the Borrower given in connection with an Acquisition, the value given to such Capital Stock for purposes of such Acquisition by the parties thereto, as determined in good faith pursuant to the relevant acquisition agreement or otherwise in connection with such Acquisition.

“Federal Funds Rate” shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” shall mean the letter from Wachovia to the Borrower, dated July 7, 2006, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Financial Officer” shall mean, with respect to the Borrower, the chief financial officer, vice president — finance, principal accounting officer or treasurer of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of any fiscal quarter, the ratio of (i) the sum of EBIT and Gross Rents, each for the period of four consecutive fiscal quarters then ending, to (ii) the sum of Consolidated Net Interest Expense and Gross Rents, in each case for the period of four consecutive fiscal quarters then ending.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Gross Rents” shall mean, for any period, the aggregate amount of all payments which the Borrower and its Subsidiaries are required to make during such period pursuant to the terms of any lease by the Borrower or any Subsidiary of any building (including, without limitation, any leased terminals or similar facilities of the Borrower or any Subsidiary) or revenue producing equipment, including renewals thereof.

“Hazardous Substances” shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (v) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (vi) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Increasing Lender” shall have the meaning given to such term in Section 2.20(a).

“Indebtedness” shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) all Contingent Obligations of such Person, (x) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product (but excluding operating leases entered into in the ordinary course of business and consistent with such Person’s past practice), and (xi) all indebtedness referred to in clauses (i) through (x) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Insignificant Subsidiary” shall mean, at any time, a Subsidiary of the Borrower, including such Subsidiary’s Subsidiaries for purposes of the calculation below, which satisfies all of the following conditions:

(i) Investments in such Subsidiary from the Borrower and its Subsidiaries, together with all other Investments made by the Borrower and its Subsidiaries under Section 8.5(viii), shall be permitted under Section 8.5(viii); and

(ii) such Subsidiary’s total assets, determined in accordance with GAAP, shall be less than 5% of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recently completed fiscal quarter; and

(iii) such Subsidiary’s EBIT is less than 5% of the EBIT of the Borrower and its Consolidated Subsidiaries for the most recently completed fiscal quarter; and

(iv) such Subsidiary has not guaranteed, and otherwise is not subject to any other Contingent Obligation relating to, any Indebtedness permitted by Section 8.2;

provided, if such Subsidiary is a Target at the time of determination, the calculations referred to in clause (ii) and (iii) above shall be made on a pro forma basis as if such Target had been consolidated with the Borrower for the periods applicable to such calculations.

“Initial Loans” shall have the meaning given to such term in Section 2.20(e).

“Interest Period” shall have the meaning given to such term in Section 2.10.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Investments” shall have the meaning given to such term in Section 8.5.

“Issuing Lender” shall mean Wachovia in its capacity as issuer of the Letters of Credit, and its successors in such capacity.

“LIBOR Loan” shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

“LIBOR Market Index Loans” shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Market Index Rate.

“LIBOR Market Index Rate” shall mean, for any day, an interest rate per annum for one month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m. London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).

“LIBOR Rate” shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i)(y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered by Wachovia to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wachovia’s LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

“Lender” shall mean each financial institution signatory hereto and each other financial institution that becomes a “Lender” hereunder pursuant to Section 11.7, and their respective successors and assigns.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as its “Lending Office” on its signature page hereto or in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“Letter of Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments at such time) of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Letter of Credit Notice” shall have the meaning given to such term in Section 3.2.

“Letters of Credit” shall have the meaning given to such term in Section 3.1.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” shall mean any or all of the Revolving Loans and the Swingline Loans.

“Margin Stock” shall have the meaning given to such term in Regulation U.

“Material Adverse Change” shall mean a material adverse change in the financial condition, operations, prospects, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the financial condition, operations, prospects, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or any of the other Credit Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Contract” shall have the meaning given to such term in Section 5.18.

“Maturity Date” shall mean August 10, 2011.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Non-U.S.Lender” shall have the meaning given to such term in Section 2.17(d).

“Note Purchase Agreement” shall have the meaning given to such term in clause (x) of Section 8.2.

“Notes” shall mean any or all of the Revolving Notes and the Swingline Note.

“Notice of Borrowing” shall have the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” shall have the meaning given to such term in Section 2.11(b).

“Notice of Swingline Borrowing” shall have the meaning given to such term in Section 2.2(d).

“Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans, all Reimbursement Obligations, all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Note Purchase Agreements” shall have the meaning given to such term in Section 8.10.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Participant” shall have the meaning given to such term in Section 11.7(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Permitted Acquisition” shall mean (a) any Acquisition with respect to which all of the following conditions are satisfied: (i) each business acquired shall be within the permitted lines of business described in Section 8.8, (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Borrower, (iii) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the Acquisition is effected through a merger or consolidation) shall be the Borrower or a Wholly Owned Subsidiary, and (iv) all of the conditions and requirements of Sections 6.8 and 6.9 applicable to such Acquisition are satisfied; or (b) any other Acquisition to which the Required Lenders (or the Administrative Agent on their behalf) shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Required Lenders shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Section 6.8, and in or pursuant to any such consent, have been satisfied or waived in writing by the Required Lenders (or the Administrative Agent on their behalf).

“Permitted Liens” shall have the meaning given to such term in Section 8.3.

“Person” shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

“Prohibited Transaction” shall mean any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

“Projections” shall have the meaning given to such term in Section 5.11(b).

“Refunded Swingline Loans” shall have the meaning given to such term in Section 2.2(e).

“Register” shall have the meaning given to such term in Section 11.7(c).

“Regulations D, T, U and X” shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Remaining Average Life” with respect to any Indebtedness, shall mean the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) the principal amount of such Indebtedness into (ii) the sum of the products obtained by multiplying (a) the amount of each remaining scheduled principal payments of such Indebtedness by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the date of determination of such Indebtedness’ remaining average life and the scheduled due dates of such Indebtedness’ principal payments.

“Reimbursement Obligation” shall have the meaning given to such term in Section 3.4.

“Reportable Event” shall mean (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” shall mean, at any time, the Lenders holding outstanding Loans (excluding Swingline Loans) and Unutilized Commitments (or, after the termination of the Commitments, outstanding Loans (excluding Swingline Loans), Letter of Credit Exposure and participations in outstanding Swingline Loans) representing more than fifty percent (50%) of the aggregate at such time of all outstanding Loans (excluding Swingline Loans) and Unutilized Commitments (or, after the termination of the Commitments, the aggregate at such time of all outstanding Loans (excluding Swingline Loans), Letter of Credit Exposure and participations in outstanding Swingline Loans).

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” shall mean, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement.

“Restatement Effective Date” shall mean the date upon which this Agreement becomes effective pursuant to Section 4.1.

“Restricted Payments” shall have the meaning given to such term in Section 8.6.

“Revolving Loans” shall have the meaning given to such term in Section 2.1(a).

“Revolving Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index/html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index/html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Stated Amount” shall mean, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subsequent Borrowings” shall have the meaning given to such term in Section 2.20(e).

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower that is a guarantor under the Subsidiary Guaranty.

“Subsidiary Guaranty” shall mean a guaranty agreement made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit E, as amended, modified or supplemented from time to time.

“Sweep Program” shall mean the Wachovia Sweep Plus Loan Program, as such program is in effect from time to time between the Borrower and Wachovia.

“Swingline Commitment” shall mean $15,000,000 or, if less, the aggregate Commitments at the time of determination, as such amount may be reduced

“Swingline Lender” shall mean Wachovia in its capacity as maker of Swingline Loans, and its successors in such capacity.

“Swingline Loans” shall have the meaning given to such term in Section 2.1(b).

“Swingline Maturity Date” shall mean the date that is five (5) Business Days prior to the Maturity Date.

“Swingline Note” shall mean the promissory note of the Borrower in substantially the form of Exhibit A-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Termination Date” shall mean the Maturity Date or such earlier date of termination of the Commitments pursuant to Section 2.5 or Section 9.2.

“Type” shall have the meaning given to such term in Section 2.2(a).

“Unfunded Pension Liability” shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Internal Revenue Code for the applicable plan year.

“Unutilized Commitment” shall mean, with respect to any Lender at any time, such Lender’s Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time and (ii) such Lender’s Letter of Credit Exposure at such time.

“Unutilized Swingline Commitment” shall mean, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“Wachovia” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding directors’ qualifying shares) is owned, directly or indirectly, by such Person.

1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in Article VII, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 5.11(a). In the event that any changes in GAAP after such date are required to be applied to the Borrower and would affect the computation of the financial covenants contained in Article VII, such changes shall be followed in this Agreement only from and after the date this Agreement shall have been amended to take into account any such changes. The foregoing shall not be construed to prohibit the Borrower from changing its financial statements so that such financial statements comply with GAAP.

1.3 Other Terms; Construction. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto. All references herein to the Lenders or any of them shall be deemed to include the Issuing Lender unless specifically provided otherwise or unless the context otherwise requires.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1 Commitments.

(a) Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Restatement Effective Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not greater than the excess, if any, of its Commitment at such time over its Letter of Credit Exposure at such time, provided that no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made pursuant to such Borrowing) would exceed the aggregate Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b) The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement and the Sweep Program (as long as it remains in effect), to make loans (each, a “Swingline Loan,” and collectively, the “Swingline Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Restatement Effective Date to but not including the Swingline Maturity Date (or, if earlier, the Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment, notwithstanding that the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Lender outstanding at such time and its Letter of Credit Exposure at such time, may exceed its Commitment at such time, but provided that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time would exceed the aggregate Commitments at such time. Subject to and on the terms and conditions of this Agreement and the Sweep Program (as long as it remains in effect), the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.2(e)) and reborrow Swingline Loans. By their execution of this Agreement, the Borrower, Wachovia, and the Lenders hereby agree that effective as of the Restatement Effective Date (i) the aggregate outstanding principal balance of loans (not exceeding the Swingline Commitment) made under the Sweep Program shall be Swingline Loans under this Agreement and the Sweep Program and subject to the terms hereof and thereof, (ii) Wachovia shall be the Swingline Lender hereunder with respect to such Swingline Loans, and (iii) the applicable provisions of the Existing Credit Agreement with respect to such Swingline Loans are replaced by this Agreement.

2.2 Borrowings.

(a) The Revolving Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans, LIBOR Loans or LIBOR Market Index Loans (each, a “Type” of Loan), provided that (i) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, and (ii) no Borrowing of LIBOR Loans may be made at any time prior to the third (3rd) Business Day after the Restatement Effective Date. The Swingline Loans shall be made and maintained as LIBOR Market Index Loans at all times.

(b) In order to make a Borrowing (other than (x) Borrowings of Swingline Loans which shall be made pursuant to Section 2.2(d), (y) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.2(e), and (z) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and not later than 11:00 a.m. on the requested Borrowing Date for each Borrowing to be comprised of Base Rate Loans or LIBOR Market Index Loans; provided, however, that requests for the Borrowing of any Revolving Loans to be made on the Restatement Effective Date may, at the discretion of the Administrative Agent, be given later than the times specified hereinabove. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested date of such Borrowing (the “Borrowing Date”), which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

(i) the aggregate principal amount of each Borrowing (other than Borrowings of Swingline Loans which shall be made pursuant to Section 2.2(d)) shall not be less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof (or, if less, in the amount of the aggregate Unutilized Commitments);

(ii) if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of LIBOR Market Index Loans; and

(iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender will make available to the Administrative Agent at its office referred to in Section 11.5 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower not later than 3:00 p.m. on the requested Borrowing Date, in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(d) Borrowings for Swingline Loans will be made pursuant to the Sweep Program as long as the Sweep Program is in effect. However, upon termination of the Sweep Program, the Borrower will give the Administrative Agent and the Swingline Lender written notice not later than 11:00 a.m., Charlotte time, on the requested Borrowing Date, in order to make a Borrowing of a Swingline Loan. Each such notice (each, a “Notice of Swingline Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $500,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 2:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent at its office referred to in Section 11.5 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove (if the Administrative Agent is different from the Swingline Lender), the Administrative Agent will make such amount available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(e) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (regardless of whether an Event of Default has occurred and is continuing or whether the Sweep Program is in effect) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is different from the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m., Charlotte time, on the requested Borrowing Date, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as LIBOR Market Index Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at its office referred to in Section 11.5 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 2.15(b).

(f) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to subsection (e) above in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty, and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its ratable share (based on the proportion that its Commitment bears to the aggregate Commitments at such time) of the unpaid amount thereof together with accrued interest thereon. Upon one (1) Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at its office referred to in Section 11.5 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this subsection (f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three (3) Business Days and thereafter at the Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s ratable share of such payment.

(g) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to subsection (e) above and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to subsection (f) above shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement or the Sweep Program by any party hereto or (v) whether the Sweep Program is in effect.

2.3 Disbursements; Funding Reliance; Domicile of Loans.

(a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers or pursuant to the terms of the Sweep Program, as applicable, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter or pursuant to the Sweep Program. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b) Unless the Administrative Agent has received, prior to 1:00 p.m., Charlotte time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s ratable portion, if any, of the relevant Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of Section 2.2, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of such Lender, at the Federal Funds Rate, and (ii) in the case of the Borrower, at the rate of interest applicable at such time to the Type of Loans comprising such Borrowing, as determined under the provisions of Section 2.8. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing. Any such repayment by the Borrower shall not prejudice its rights with respect to a Lender who has not made its portion of a Borrowing available to the Administrative Agent.

(c) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.7 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make any such payment required hereunder.

(d) Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4 Evidence of Debt; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.7(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans actually made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i)  in the case of Revolving Loans, by a Revolving Note, and (ii) in the case of the Swingline Loans, by a Swingline Note, in each case executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.5 Termination and Reduction of Commitments and Swingline Commitment.

(a) The Commitments shall be automatically and permanently terminated on the Termination Date. The Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2.

(b) At any time and from time to time after the date hereof, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (and, in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitments or the Unutilized Swingline Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $10,000,000 or, if greater, an integral multiple of $5,000,000 in excess thereof ($1,000,000 or if greater, an integral multiple of $100,000 in the case of the Unutilized Swingline Commitment). The amount of any termination or reduction made under this subsection (b) may not thereafter be reinstated.

(c) Each reduction of the Commitments pursuant to this Section shall be applied ratably among the Lenders according to their respective Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Commitments pursuant to this Section that has the effect of reducing the aggregate Commitments to an amount less than the amount of the Swingline Commitment at such time shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the aggregate Commitments (as so reduced), without any further action on the part of the Borrower or the Swingline Lender.

2.6 Mandatory Payments and Prepayments.

(a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Revolving Loans shall be due and payable in full on the Maturity Date and (ii) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the Swingline Maturity Date.

(b) In the event that, at any time, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), (i) the Borrower will immediately prepay the outstanding principal amount of the Swingline Loans, (ii) to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the Borrower will immediately prepay the outstanding principal amount of the Revolving Loans in the amount of such excess, and (iii) to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans and outstanding Revolving Loans, the Borrower will pay into the Cash Collateral Account as cover for Letter of Credit Exposure, as more particularly described in Section 3.8, in the amount of such excess.

(c) Each payment or prepayment pursuant to the provisions of this Section shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

(d) Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.18 to be paid as a consequence thereof.

2.7 Voluntary Prepayments.

(a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (C) below), (i) pursuant to the Sweep Program, if such program is in effect, with respect to Swingline Loans, or (ii) otherwise upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans (other than LIBOR Market Index Loans and Swingline Loans, which may be prepaid on a same-day basis), provided that (A) each partial prepayment shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof ($500,000 and $100,000, respectively, in the case of Swingline Loans), (B) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, and (C) unless made together with all amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Loans prepaid pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

(b) Each prepayment of the Loans made pursuant to subsection (a) above shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

2.8 Interest.

(a) The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, at the rate equal to the sum of the rate provided for in the Sweep Program for Swingline Loans plus the Adjusted LIBOR Rate, as long as the Sweep Program remains in effect, and otherwise (i) at the Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan, and (iii) at the Adjusted LIBOR Market Index Rate, as in effect from time to time during such periods as such Loan is a LIBOR Market Index Loan.

(b) Upon the occurrence and during the continuance of any default by the Borrower in the payment of any principal of or interest on any Loan, any fees or other amount hereunder when due (whether at maturity, pursuant to acceleration or otherwise), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the rate provided for in the Sweep Program, the Base Rate, the Adjusted LIBOR Rate or the Adjusted LIBOR Market Index Rate) plus 2% (or, in the case of fees and other amounts, at the Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c) Accrued (and theretofore unpaid) interest shall be payable as follows:

(i) in respect of each Base Rate Loan and each LIBOR Market Index Loan (including any Base Rate Loan and any LIBOR Market Index Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans and all LIBOR Market Index Loans shall be payable together with such repayment or prepayment of outstanding principal on the date thereof;

(ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in Section 2.10) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof;

(iii) in respect of each Swingline Loan, pursuant to the terms of the Sweep Program as long as it remains in effect but otherwise in accordance with clause (i) of this Section 2.8(c); provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Swingline Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iv) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

2.9 Fees. The Borrower agrees to pay:

(a) To the Administrative Agent, for the account of each Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the Restatement Effective Date to the Termination Date, at a per annum rate equal to the Applicable Margin Percentage in effect for such fee from time to time during such quarter, on such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the average daily aggregate Unutilized Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date, and (ii) on the Termination Date;

(b) To the Administrative Agent, for the account of each Lender, a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Margin Percentage in effect from time to time during such quarter for Loans that are maintained as LIBOR Loans, on such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date, and (ii) on the later of the Termination Date and the date of termination of the last outstanding Letter of Credit;

(c) To the Issuing Lender, for its own account, a facing fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate of 0.125% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date, and (ii) on the later of the Termination Date and the date of termination of the last outstanding Letter of Credit;

(d) To the Issuing Lender, for its own account, such commissions, issuance fees, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Issuing Lender for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Issuing Lender, but without duplication of amounts payable under subsection (c) above; and

(e) To the Administrative Agent, for its own account, the annual administrative fee described in paragraph (3) of the Fee Letter, on the terms, in the amount and at the times set forth therein.

2.10 Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans or LIBOR Market Index Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period; provided, however, that:

(i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) LIBOR Loans may not be outstanding under more than six (6) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the immediately preceding Business Day;

(v) the Borrower may not select any Interest Period that begins prior to the third (3rd) Business Day after the Restatement Effective Date or that expires after the Maturity Date; and

(vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month.

2.11 Conversions and Continuations.

(a) With respect to Loans not constituting Swingline Loans made pursuant to the Sweep Program, the Borrower shall have the right, on any Business Day occurring on or after the Restatement Effective Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans or any LIBOR Market Index Loans (other than Swingline Loans made after the Sweep Program has been terminated) into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans or LIBOR Market Index Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) any such conversion of LIBOR Loans into Base Rate Loans or LIBOR Market Index Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof; any such conversion of Base Rate Loans or LIBOR Market Index Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, (x) except as otherwise provided in Section 2.16(d), LIBOR Loans may be converted into Base Rate Loans or LIBOR Market Index Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan or a LIBOR Market Index Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.18 to be paid as a consequence thereof), (y) no such conversion or continuation shall be permitted with regard to any Base Rate Loans that are Swingline Loans, and (z) no conversion of Base Rate Loans or LIBOR Market Index Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b) The Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans or LIBOR Market Index Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans or LIBOR Market Index Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-3 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to LIBOR Market Index Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

2.12 Method of Payments; Computations.

(a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise (i) expressly provided herein as to payments required to be made directly to the Issuing Lender and the Lenders and (ii) provided in the Sweep Program) at its office referred to in Section 11.5, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in Section 2.10 are applicable, such due date shall be the immediately preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent will distribute to the Issuing Lender like amounts relating to payments made to the Administrative Agent for the account of the Issuing Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans and LIBOR Market Index Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

2.13 Recovery of Payments.

(a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, any Lender or the Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent such payment is invalidated, declared to be fraudulent or preferential, set aside or required to be repaid, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower or its representative or successor in interest, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.14 Use of Proceeds. The proceeds of the Loans shall be used (i) first, to repay the Indebtedness outstanding under the Existing Credit Agreement in full (other than the Existing Letters of Credit), (ii) second, to pay or reimburse reasonable transaction fees and expenses in connection with the closing of the transactions contemplated hereby, and (iii) thereafter, for working capital, the issuance of Letters of Credit, and general corporate purposes and in accordance with the terms and provisions of this Agreement.

2.15 Pro Rata Treatment.

(a) Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Commitments (in the case of the initial funding of Loans pursuant to Section 2.2) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to Section 2.11, and additionally in all cases in the event the Commitments have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker’s lien, counterclaim or cross action, or otherwise, other than pursuant to Section 11.7) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker’s lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this subsection applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection to share in the benefits of any recovery on such secured claim.

2.16 Increased Costs; Change in Circumstances; Illegality; etc.

(a) If the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by any Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, shall (i) subject such Lender to any tax or other charge, or change the basis of taxation of payments to such Lender, in respect of any of its LIBOR Loans or its LIBOR Market Index Loans or any other amounts payable hereunder or its obligation to make, fund or maintain any LIBOR Loans or its LIBOR Market Index Loans (other than any change in the rate or basis of tax on the overall net income of such Lender or its applicable Lending Office), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (but excluding any reserves to the extent actually included within the Reserve Requirement in the calculation of the LIBOR Rate or the LIBOR Market Index Rate) against assets of, deposits with or for the account of, or credit extended by, such Lender or its applicable Lending Office, or (iii) impose on such Lender or its applicable Lending Office any other condition, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loans or LIBOR Market Index Loans or issuing or participating in Letters of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (including in respect of Letters of Credit), the Borrower will, promptly upon demand therefor by such Lender, pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return; provided that the Borrower shall not be obligated to reimburse any Lender for such increase or reduction for any period ninety (90) days prior to such Lender providing notice if such Lender was aware of the circumstances that existed which would cause such increase or reduction during such period.

(b) If any Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by such Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, has or would have the effect, as a consequence of such Lender’s Commitment, Loans or issuance of or participations in Letters of Credit hereunder, of reducing the rate of return on the capital of such Lender or any Person controlling such Lender to a level below that which such Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account such Lender’s or controlling Person’s policies with respect to capital adequacy), the Borrower will, promptly upon demand therefor by such Lender therefor, pay to such Lender such additional amounts as will compensate such Lender or controlling Person for such reduction in return; provided that the Borrower shall not be obligated to reimburse any Lender for such additional amounts for any period ninety (90) days prior to such Lender providing notice if such Lender was aware of the circumstances that existed which would cause such additional amounts during such period.

(c) If, (x) on or prior to the first day of any Interest Period, the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the LIBOR Market Index Rate, or (z) on or prior to the first day of any Interest Period, the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans or LIBOR Market Index Loans, as the case may be, shall automatically, on the expiration date of the respective Interest Periods for LIBOR Loans, if applicable (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans or LIBOR Market Index Loans, as the case may be, shall be suspended (including pursuant to the Borrowing to which an Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans or LIBOR Market Index Loans, as the case may be, shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

(d) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans or LIBOR Market Index Loans, as the case may be, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans or LIBOR Market Index Loans, as the case may be, shall automatically, on the expiration date of the respective Interest Period applicable to any LIBOR Loans (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice), be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans or LIBOR Market Index Loans, as the case may be, shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans or LIBOR Market Index Loans, as the case may be, shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

(e) Determinations by the Administrative Agent or any Lender for purposes of this Section of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith and in the same manner as the Administrative Agent or such Lender, as the case may be, makes such determinations for its other borrowers who are similarly situated. No failure by the Administrative Agent or any Lender at any time to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

2.17 Taxes.

(a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on, or measured by, the overall net income (or franchise taxes imposed in lieu thereof) of the Administrative Agent or any Lender by reason of any present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision thereof, other than such a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower will deliver to the Administrative Agent or such Lender, as the case may be, evidence of such payment.

(b) The Borrower will indemnify the Administrative Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent or such Lender, as the case may be, makes written demand therefor.

(c) Each of the Administrative Agent and the Lenders agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of subsection (a) above), the Administrative Agent or such Lender, as the case may be, shall reimburse the Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to the Administrative Agent or such Lender, as the case may be, the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Administrative Agent or such Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The determination by the Administrative Agent or any Lender of the amount of any such recovery or permanent net tax benefit shall, in the absence of manifest error, be conclusive and binding.

(d) If any Lender is incorporated or organized under the laws of a jurisdiction other than the United States of America or any state thereof (a “Non-U.S. Lender”) and is entitled to an exemption from or a reduction of United States of America withholding tax pursuant to the Internal Revenue Code, such Non-U.S. Lender will deliver to each of the Administrative Agent and the Borrower, on or prior to the Restatement Effective Date (or, in the case of a Non-U.S. Lender that becomes a party to this Agreement as a result of an assignment after the Restatement Effective Date, on the effective date of such assignment), (i) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, a properly completed Internal Revenue Service Form 4224, 1001, W-8BEN, W-8ECI or W-8 EXP, as applicable (or successor forms), certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States of America federal income taxes in connection with payments under this Agreement or any of the Notes, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms), and (ii) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (x) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a 10-percent shareholder for purposes of Section 881(c)(3)(B) of the Internal Revenue Code and (z) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Internal Revenue Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each such Non-U.S. Lender further agrees to deliver to each of the Administrative Agent and the Borrower an additional copy of each such relevant form on or before the date that such form expires or becomes obsolete or after the occurrence of any event (including a change in its applicable Lending Office) requiring a change in the most recent forms so delivered by it, in each case certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States of America federal income taxes in connection with payments under this Agreement or any of the Notes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption to which such forms relate unavailable and such Non-U.S. Lender notifies the Administrative Agent and the Borrower that it is not entitled to receive payments without deduction or withholding of United States of America federal income taxes. Each such Non-U.S. Lender will promptly notify the Administrative Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

(e) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States of America federal withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States of America federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement; provided, however, that this clause (i) shall not apply to the extent that (y) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment, participation or transfer, or (z) such assignment, participation or transfer was requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of Section 2.17(d), or (iii) any of the representations or certifications made by a Non-U.S. Lender pursuant to Section 2.17(d) are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(f) At the Borrower’s request and at the Borrower’s cost, each Lender shall take reasonable steps (i) to contest such Lender’s liability for Taxes that have not been paid or (ii) to seek a refund of Taxes. Nothing in this Section 2.17(f) shall obligate any Lender to disclose any information regarding its tax affairs or computations to the Borrower, other than reasonable evidence and supportive calculations relating to the requested payment.

2.18 Compensation. The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to Section 9.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section. Determinations by any Lender for purposes of this Section of any such losses, expenses or liabilities shall, absent manifest error, be conclusive, provided that such determinations are made in good faith and in the same manner as such Lender makes such determinations for its other borrowers who are similarly situated.

2.19 Substitution of Lender. If any Lender has demanded compensation under Section 2.16 or 2.17, the Borrower shall have the right to designate a substitute lender or lenders (which may be one or more of the Lenders) mutually satisfactory to the Borrower and the Administrative Agent, the Swingline Lender and the Issuing Lender to purchase for cash, pursuant to an Assignment and Acceptance, the outstanding Loans and Letter of Credit Exposure of such Lender and assume the Commitment of such Lender, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all such Lender’s outstanding Loans and funded Letter of Credit Exposure plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Lender’s Commitment hereunder and all other amounts payable by the Borrower to such Lender hereunder plus such amount, if any, as would be payable pursuant to Section 2.18 if the outstanding Loans of such Lender were prepaid on the date of such consummation of such assignment.

2.20 Increase in Commitments.

(a) The Borrower shall have the right, at any time and from time to time after the Restatement Effective Date by written notice to and in consultation with the Administrative Agent, to request an increase in the aggregate Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Lenders increase their respective Commitments then in effect (each, an “Increasing Lender”), by adding as a Lender with a new Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender”), or a combination thereof; provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $25,000,000, (ii) immediately after giving effect to any Commitment Increase, (y) the aggregate Commitments shall not exceed $300,000,000 and (z) the aggregate of all Commitment Increases effected shall not exceed $75,000,000, (iii) no Default or Event of Default shall have occurred and be continuing on the applicable Commitment Increase Date (as hereinafter defined) or shall result from any Commitment Increase, (iv) immediately after giving effect to any Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof), the Borrower shall be in compliance with the financial covenants contained in Article VII, and (v) the Borrower shall give the existing Lenders the right of first refusal for participating in any such Commitment Increase by providing such notice to the Administrative Agent ten (10) Business Days before making a request to any Person that is not already a Lender. An existing Lender shall have priority over Additional Lenders to participate in such requested Commitment Increase if it provides written notice of its election to participate within ten (10) Business Days of the Administrative Agent’s receipt of such notice. Such notice from the Borrower shall specify the requested amount of the Commitment Increase. No Lender shall have any obligation to become an Increasing Lender. Any fees paid by the Borrower for a Commitment Increase to an Increasing Lender, an Additional Lender, the Administrative Agent or Wachovia, as Arranger, shall be for their own account and shall be in an amount, if any, mutually agreed upon by each such party and the Borrower, in each party’s sole discretion. Nothing contained in this Section 2.20 shall be construed to obligate the Borrower to pay any fee for a Commitment Increase to an Increasing Lender, an Additional Lender, the Administrative Agent or Wachovia, as Arranger.

(b) Each Additional Lender must be approved in writing by the Administrative Agent and the Issuing Lender. The Borrower and each Additional Lender shall execute a joinder agreement, and the Borrower and each Lender shall execute all such other documentation as the Administrative Agent and the Borrower may reasonably require including without limitation the documentation for the amendment referred to in Section 2.20(d)(i)(A), all in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to evidence the Commitment adjustments referred to in Section 2.20(e).

(c) If the aggregate Commitments are increased in accordance with this Section 2.20, the Borrower (in consultation with the Administrative Agent), Increasing Lender(s) (if any) and Additional Lender(s) (if any) shall agree upon the effective date (the “Commitment Increase Date,” which shall be a Business Day not less than thirty (30) days prior to the Termination Date). The Administrative Agent shall promptly notify the Lenders of such increase and the Commitment Increase Date.

(d) Notwithstanding anything set forth in this Section 2.20 to the contrary, the Borrower shall not incur any Revolving Loans pursuant to any Commitment Increase (and no Commitment Increase shall be effective) unless the conditions set forth in Section 2.20(a) as well as the following conditions precedent are satisfied on the applicable Commitment Increase Date:

(i) The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:

(A) an amendment to this Agreement signed by each Lender, including without limitation Increasing Lenders (if any) and Additional Lenders (if any), setting forth the reallocation of Commitments referred to in Section 2.20(e), together with all other documentation required by the Administrative Agent pursuant to Section 2.20(b);

(B) an instrument, duly executed by the Borrower and each other Subsidiary Guarantor, if any, acknowledging and reaffirming its obligations under the Subsidiary Guaranty, and the other Credit Documents to which it is a party;

(C) a certificate of the secretary or an assistant secretary of the Borrower and each Subsidiary Guarantor, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such party approving or consenting to such Commitment Increase;

(D) a certificate of a Financial Officer of the Borrower, certifying that (x) as of the Commitment Increase Date, all representations and warranties of the Borrower and the Subsidiary Guarantors contained in this Agreement and the other Credit Documents are true and correct (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date), (y) immediately after giving effect to such Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof), the Borrower is in compliance with the financial covenants contained in Article VII, and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof); and

(E) an opinion or opinions of counsel for the Borrower and the Subsidiary Guarantors, addressed to the Administrative Agent and the Lenders, together with such other documents, instruments and certificates as the Administrative Agent shall have reasonably requested;

(ii) In the case of any Borrowing of Revolving Loans in connection with such Commitment Increase for the purpose of funding a Permitted Acquisition, the applicable conditions set forth in this Agreement with respect to Permitted Acquisitions shall have been satisfied.

(e) On the Commitment Increase Date, (i) the aggregate principal outstanding amount of the Revolving Loans (the “Initial Loans”) immediately prior to giving effect to the Commitment Increase shall be deemed to be repaid, (ii) immediately after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Borrowings of Revolving Loans (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Notice of Borrowing delivered to the Administrative Agent in accordance with Section 2.2(b), (iii) each Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (z) such Lender’s pro rata percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans and (z) such Lender’s pro rata percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Lenders shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Commitments (calculated after giving effect to the Commitment Increase), (vi) the Borrower shall pay all accrued but unpaid interest on the Initial Loans to the Lenders entitled thereto, and (vii) Schedule 1.1 shall be amended to reflect the Commitments of all Lenders after giving effect to the Commitment Increase. The deemed payments made pursuant to clause (i) above in respect of each LIBOR Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.18 if the Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.

ARTICLE III

LETTERS OF CREDIT

3.1 Issuance; Existing Letters of Credit. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Lender will, at any time and from time to time on and after the Restatement Effective Date and prior to the earlier of (i) the seventh day prior to the Maturity Date and (ii) the Termination Date, and upon request by the Borrower in accordance with the provisions of Section 3.2, issue for the account of the Borrower one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Issuing Lender (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the “Letters of Credit”). By their execution of this Agreement, the Borrower, Wachovia, and the Lenders hereby agree that effective as of the Restatement Effective Date (i) the letters of credit listed on Schedule 3.1 (the “Existing Letters of Credit”) shall be Letters of Credit under this Agreement and subject to the terms hereof, (ii) Wachovia shall be the Issuing Lender hereunder with respect to the Existing Letters of Credit, and (iii) the applicable provisions of the Existing Credit Agreement with respect to the Existing Letters of Credit are replaced by this Agreement. The Stated Amount of each Letter of Credit shall not be less than $100,000 unless such amount is acceptable to the Issuing Lender. Notwithstanding the foregoing:

(a) No Letter of Credit shall be issued if its Stated Amount, upon issuance, (i) when added to the aggregate Letter of Credit Exposure of the Lenders at such time, would exceed $150,000,000 or (ii) when added to the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time, would exceed the aggregate Commitments at such time;

(b) No Letter of Credit shall be issued that by its terms expires later than the seventh day prior to the Maturity Date or, in any event, more than one (1) year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Lender, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Maturity Date), unless and until the Issuing Lender shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit and provided further that any Letter of Credit issued, extended or renewed no later than thirty (30) days prior to the Maturity Date may have an expiration date prior to the first anniversary of the Maturity Date so long as on or before the Maturity Date, the Borrower shall have deposited with the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to a Cash Collateral Account) equal to the aggregate amount available for drawing under such Letter of Credit; and

(c) The Issuing Lender shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction not in effect on the Restatement Effective Date or any reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Restatement Effective Date and that the Issuing Lender in good faith deems material to it, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Lender as of the Restatement Effective Date and that the Issuing Lender in good faith deems material to it, or (ii) the Issuing Lender shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Sections 4.1 (if applicable) or 4.2 are not then satisfied (or have not been waived in writing as required herein) or that the issuance of such Letter of Credit would violate the provisions of subsection (a) above.

3.2 Notices. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will give the Issuing Lender written notice with a copy to the Administrative Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days (or such shorter period as is acceptable to the Issuing Lender in any given case) prior to the requested date of issuance thereof. Each such notice (each, a “Letter of Credit Notice”) shall be irrevocable, shall be given in the form of Exhibit B-4 and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any application procedures and documents required by the Issuing Lender in connection with the issuance of any Letter of Credit. Upon its issuance of any Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent of such issuance, and the Administrative Agent will give prompt notice thereof to each Lender.

3.3 Participations. Immediately upon the issuance of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, pro rata (based on the percentage of the aggregate Commitments represented by such Lender’s Commitment), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any security therefor or guaranty pertaining thereto; provided, however, that the fee relating to Letters of Credit described in Section 2.9(c) shall be payable directly to the Issuing Lender as provided therein, and the Lenders shall have no right to receive any portion thereof. Upon any change in the Commitments of any of the Lenders pursuant to Section 11.7(b), with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new pro rata shares of the assigning Lender and the Assignee.

3.4 Reimbursement. The Borrower hereby agrees to reimburse the Issuing Lender by making payment to the Administrative Agent, for the account of the Issuing Lender, in immediately available funds, for any payment made by the Issuing Lender under any Letter of Credit in accordance with the terms of such Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a “Reimbursement Obligation”) immediately after, and in any event within one (1) Business Day after its receipt of notice of, such payment (provided that any such Reimbursement Obligation shall be deemed timely satisfied (but nevertheless subject to the payment of interest thereon as provided hereinbelow) if satisfied pursuant to a Borrowing of Revolving Loans made on or prior to the next Business Day following the date of the Borrower’s receipt of notice of such payment), together with interest on the amount so paid by the Issuing Lender, to the extent not reimbursed prior to 1:00 p.m., Charlotte time, on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted LIBOR Market Index Rate applicable to Revolving Loans as in effect from time to time during such period, such interest also to be payable on demand. The Issuing Lender will provide the Administrative Agent and the Borrower with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower’s obligations under this Section or any other provision of this Agreement. The Administrative Agent will promptly pay to the Issuing Lender any such amounts received by it under this Section.

3.5 Payment by Revolving Loans. In the event that the Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Lender pursuant to Section 3.4, and to the extent that any amounts then held in the Cash Collateral Account established pursuant to Section 3.8 shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Lender will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Lender, of such failure. If the Administrative Agent gives such notice prior to 11:00 a.m., Charlotte time, on any Business Day, each Lender will make available to the Administrative Agent, for the account of the Issuing Lender, its pro rata share (based on the percentage of the aggregate Commitments represented by such Lender’s Commitment) of the amount of such payment on such Business Day in immediately available funds. If the Administrative Agent gives such notice after 11:00 a.m., Charlotte time, on any Business Day, each such Lender shall make its pro rata share of such amount available to the Administrative Agent on the next succeeding Business Day. If and to the extent any Lender shall not have so made its pro rata share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, forthwith on demand such amount, together with interest thereon at the Federal Funds Rate for each day from such date until the date such amount is paid to the Administrative Agent. The failure of any Lender to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s pro rata share of any such payment. Each such payment by a Lender under this Section of its pro rata share of an amount paid by the Issuing Lender shall constitute a Revolving Loan by such Lender (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the aggregate Unutilized Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time.

3.6 Payment to Lenders. Whenever the Issuing Lender receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of the Issuing Lender, any payments from the Lenders pursuant to Section 3.5, the Issuing Lender will promptly pay to the Administrative Agent, and the Administrative Agent will promptly pay to each Lender that has paid its pro rata share thereof, in immediately available funds, an amount equal to such Lender’s ratable share (based on the proportionate amount funded by such Lender to the aggregate amount funded by all Lenders) of such Reimbursement Obligation.

3.7 Obligations Absolute. The Reimbursement Obligations of the Borrower, and the obligations of the Lenders under Section 3.5 to make payments to the Administrative Agent, for the account of the Issuing Lender, with respect to Letters of Credit, shall be irrevocable, shall remain in effect until the Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and, except to the extent resulting from any gross negligence or willful misconduct on the part of the Issuing Lender, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a) Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

(b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit;

(c) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender (but without prejudicing the Borrower’s rights with respect thereto), any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(d) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

(e) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof, including without limitation the expiry date of such Letter of Credit), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(f) The exchange, release, surrender or impairment of any security for the Obligations;

(g) The occurrence of any Default or Event of Default; or

(h) Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and each Lender and shall not create or result in any liability of the Issuing Lender to the Borrower or any Lender. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Lender’s gross negligence or willful misconduct, (i) the Issuing Lender’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Lender.

3.8 Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require the Borrower to deliver to the Administrative Agent such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under Section 2.6(b), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a cash collateral account (the “Cash Collateral Account”). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Exposure, and for application to the Borrower’s Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to the Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of the Issuing Lender for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide cash collateral pursuant to Section 2.6(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the sum of (y) the aggregate principal amount of all Loans outstanding at such time and (z) the aggregate Letter of Credit Exposure of all Lenders at such time would not exceed the aggregate Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

3.9 Effectiveness. Notwithstanding any termination of the Commitments or repayment of the Loans, or both, the obligations of the Borrower under this Article shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

ARTICLE IV

CONDITIONS OF BORROWING

4.1 Conditions of Initial Borrowing. The Restatement Effective Date shall occur when the following conditions are satisfied:

(a) The Administrative Agent shall have received the following, each dated as of the Restatement Effective Date (unless otherwise specified) and, except for the Notes, in sufficient copies for each Lender:

(i) Counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart hereof shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telecopy, or other written confirmation from such party of execution of a counterpart hereof by such party), including, without limitation, Lenders holding Commitments in an aggregate amount of $225,000,000;

(ii) To the extent requested by any Lender in accordance with Section 2.4(d), a Revolving Note for each Lender that is a party hereto as of the Restatement Effective Date, in the amount of such Lender’s Commitment, each duly completed in accordance with the relevant provisions of Section 2.4(d) and executed by the Borrower; and

(iii) the favorable opinions of (A) the General Counsel of the Borrower, addressed to the Administrative Agent and the Lenders, regarding the Borrower’s qualification and good standing in those material states in which it conducts business and (B) Womble Carlyle Sandridge & Rice, PLLC, special counsel to the Borrower, addressed to the Administrative Agent and the Lenders, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct as of the Restatement Effective Date, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loans hereunder and the application of the proceeds thereof, (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loans hereunder and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loans hereunder and the application of the proceeds thereof, no Material Adverse Change has occurred since December 31, 2005, and, to the best of his knowledge, there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section and in Section 4.2 have been satisfied or waived as required hereunder.

(c) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each of the Borrower and its Subsidiaries (other than Insignificant Subsidiaries), in form and substance satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of the Borrower or such Subsidiary, as the case may be, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws of the Borrower or such Subsidiary, as the case may be, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower or such Subsidiary, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of the Borrower or such Subsidiary, as the case may be, executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

(d) The Administrative Agent shall have received (i) a certificate as of a recent date of the good standing or existence of each of the Borrower and its Subsidiaries under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) to the extent provided, a tax clearance, tax good standing or similar certificate or letter from the Department of Revenue (or comparable Governmental Authority) in North Carolina and in Virginia as to the Borrower.

(e) All legal, tax, accounting, business and other matters and all corporate or other proceedings incident to the transactions contemplated hereby shall be satisfactory in form and substance to the Administrative Agent; all approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained, without the imposition of conditions that are not acceptable to the Administrative Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that, in the opinion of the Administrative Agent, could reasonably be expected to have a Material Adverse Effect.

(f) Since December 31, 2005, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

(g) The Borrower shall have paid (i) to Wachovia Capital Markets, LLC, the fee described in paragraph (1) of the Fee Letter, (ii) to the Administrative Agent, for the ratable benefit of the Lenders (including the Administrative Agent), the fee described in paragraph (2) of the Fee Letter, (iii) to the Administrative Agent, the initial payment of the annual administrative fee described in paragraph (3) of the Fee Letter, and (iv) all other fees and expenses of the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Restatement Effective Date (including fees and expenses of counsel) in connection with this Agreement and the transactions contemplated hereby.

(h) The Administrative Agent shall have received the Projections as described in Section 5.11(b), which shall be in form and substance satisfactory to the Administrative Agent.

(i) The Administrative Agent shall have received a Covenant Compliance Worksheet, duly completed and certified by the chief financial officer of the Borrower and in form and substance satisfactory to the Administrative Agent, demonstrating the Borrower’s compliance with the financial covenants set forth in Sections 7.1 and 7.2, determined as of the date hereof, after giving effect to the making of the initial Loans hereunder and the consummation of the transactions contemplated hereby.

(j) The Administrative Agent shall have received evidence satisfactory to it that (i) concurrently with the making of the initial Loans hereunder, all principal, interest and other amounts outstanding with respect to the Existing Credit Agreement shall be repaid and satisfied in full and (ii) any letters of credit outstanding with respect to the Existing Credit Agreement (other than the Existing Letters of Credit) shall have been terminated or canceled.

(k) The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 6.6 have been satisfied.

(l) The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.

(m) The Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

The Borrower and the Existing Lenders hereby agree that (i) the commitments of the Existing Lenders under the Existing Credit Agreement shall terminate in their entirety immediately and automatically upon the Restatement Effective Date, without further action by any party to the Existing Credit Agreement, (ii) all accrued fees under the Existing Credit Agreement shall be due and payable at such time, and (iii) the Borrower shall prepay any and all loans outstanding thereunder on the Restatement Effective Date.

4.2 Conditions of All Borrowings. The obligation of each Lender and the Swingline Lender to make any Loans hereunder, including the initial Loans (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.2(e)), and the obligation of the Issuing Lender to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

(a) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b), or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.2(d), or (together with the Issuing Lender) a Letter of Credit Notice in accordance with Section 3.2, as applicable;

(b) Each of the representations and warranties contained in Article V and in the other Credit Documents shall be true and correct on and as of such Borrowing Date (including the Restatement Effective Date, in the case of the initial Loans made hereunder) or date of issuance with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

(c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date.

Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing, or a Letter of Credit Notice and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained in subsections (b) and (c) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

5.1 Corporate Organization and Power. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.2 Authorization; Enforceability. Each of the Borrower and its Subsidiaries has taken, or on the Restatement Effective Date will have taken, all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Restatement Effective Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Borrower and its Subsidiaries that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing.

5.3 No Violation. The execution, delivery and performance by each of the Borrower and its Subsidiaries of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws or contravene any other Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, except where such conflict, breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien upon any of its properties or assets. No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

5.4 Governmental and Third-Party Authorization; Permits.

(a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Borrower and its Subsidiaries of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Restatement Effective Date will have been) made or obtained and that are (or on the Restatement Effective Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 5.4, and (ii) consents and filings the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure of which to obtain would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

5.5 Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting the Borrower, any of its Subsidiaries or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, or (ii) with respect to this Agreement or any of the other Credit Documents.

5.6 Taxes. Each of the Borrower and its Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it (except for those the failure to file would not be reasonably likely to, individually or in the aggregate, to have a Material Adverse Effect) and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP. Neither the Borrower nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes, other than taxes for which adequate reserves have been established in accordance with GAAP.

5.7 Subsidiaries. Schedule 5.7 sets forth a list, as of the Restatement Effective Date, of all of the Subsidiaries of the Borrower and, as to each such Subsidiary, the percentage ownership (direct and indirect) of the Borrower in each class of its capital stock and each direct owner thereof. Except for the shares of capital stock expressly indicated on Schedule 5.7 as of the Restatement Effective Date, there are no shares of capital stock, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of the Borrower outstanding or reserved for any purpose. All outstanding shares of capital stock of each Subsidiary of the Borrower are duly and validly issued, fully paid and nonassessable. The Borrower is the sole legal, record and beneficial owner of, and has good and valid title to, all such capital stock, free and clear of all Liens.

5.8 Full Disclosure. All factual information heretofore or contemporaneously furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower or any of its Subsidiaries will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

5.9 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act. Not more than 25% of the value of the assets of the Borrower and its Subsidiaries is represented by Margin Stock.

5.10 No Material Adverse Change. There has been no Material Adverse Change since December 31, 2005, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

5.11 Financial Matters.

(a) The Borrower has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2005, and the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of Ernst & Young LLP thereon, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2006, and the related statements of income, cash flows and stockholders’ equity for the six (6)-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto as of the Restatement Effective Date, there are no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

(b) The Borrower has prepared, and has heretofore furnished to the Administrative Agent a copy of, annual projected balance sheets and statements of income and cash flows of the Borrower for the five-year period beginning with the year ending December 31, 2006, giving effect to the initial extensions of credit made under this Agreement, including, without limitation, the assumption of the Existing Letters of Credit under this Agreement, and the payment of transaction fees and expenses related to the foregoing (the “Projections”). In the opinion of management of the Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the Restatement Effective Date. The Projections have been prepared in good faith by the executive and financial personnel of the Borrower, are complete as of the Restatement Effective Date and represent as of the Restatement Effective Date a reasonable estimate of the future performance and financial condition of the Borrower, subject to the uncertainties and approximations inherent in any projections.

(c) Each of the Borrower and its Subsidiaries, after giving effect to the consummation of the transactions contemplated hereby, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

5.12 Ownership of Properties. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, each of the Borrower and its Subsidiaries (i) has good and marketable title to all material real properties owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, (iii) possesses or has rights to use licenses, patents, copyrights, trademarks, service marks, trade names and other assets sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material conflict with the rights of others, and (iv) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 5.11(a) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case under (i), (ii), (iii) and (iv) above free and clear of all Liens other than Permitted Liens.

5.13 ERISA.

(a) Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code. No ERISA Event (i) has occurred within the five-year period prior to the Restatement Effective Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(b) Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.

5.14 Environmental Matters.

(a) No Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries, except in compliance with the requirements of all applicable Environmental Laws and except where the failure to do so is not reasonably likely to result in a Material Adverse Effect, and no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries, has been contaminated by any Hazardous Substance to the extent that is reasonably likely to result in a Material Adverse Effect; and no portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been or is presently the subject of an environmental audit, assessment or remedial action to the extent that is reasonably likely to result in a Material Adverse Effect.

(b) No portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; no portion of such real property or any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems.

(c) All activities and operations of the Borrower and its Subsidiaries are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations except where the failure to do so is not reasonably likely to result in a Material Adverse Effect; all such licenses and permits are being maintained in good standing except where the failure to do so is not reasonably likely to result in a Material Adverse Effect; and each of the Borrower and its Subsidiaries is in compliance with all terms and conditions of such licenses and permits, except for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Borrower, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefore that, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

5.15 Compliance with Laws. Each of the Borrower and its Subsidiaries: (i) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, (ii) has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and (iii) is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case under clauses (i), (ii) and (iii) above for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

5.16 Regulated Industries. Neither the Borrower nor any of its Subsidiaries is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.17 Insurance. Schedule 5.17 sets forth a true and complete summary of all material insurance policies or arrangements carried or maintained by the Borrower and its Subsidiaries as of the Restatement Effective Date, indicating in each case the insurer, policy number, expiration, amount and type of coverage and deductibles. The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

5.18 Material Contracts. Schedule 5.18 lists, as of the Restatement Effective Date, each “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Exchange Act) to which the Borrower or any of its Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject (collectively, “Material Contracts”), and also indicates the parties, subject matter and term thereof. As of the Restatement Effective Date and except with respect to the Existing Credit Agreement, (i) each Material Contract is in full force and effect and is enforceable by the Borrower or the Subsidiary that is a party thereto in accordance with its terms, and (ii) neither the Borrower nor any of its Subsidiaries (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

5.19 Trade Relations. To the best of the Borrower’s knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, any business relationship of the Borrower or its Subsidiaries which would be reasonably likely to have a Material Adverse Effect, including, without limitation, any business relationship with any customer or any group of customers or any supplier or group of suppliers.

5.20 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended, to the extent that is reasonably likely, individually or in the aggregate, to cause a Material Adverse Effect. Except for those situations that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to the Borrower or any of its Subsidiaries.

5.21 Leases. The Borrower and its Subsidiaries, enjoy peaceful and undisturbed possession under all of their leases and all such leases are valid and subsisting and in full force and effect except such leases that if not in existence would not be reasonably likely to have a Material Adverse Effect.

5.22 OFAC; Anti-Terrorism Laws.

(a) Neither the Borrower nor any of its Subsidiaries (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act, except to the extent the failure to comply, individually or in the aggregate, is not reasonably likely to cause a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

6.1 Financial Statements. The Borrower will deliver to each Lender:

(a) Concurrently with filing its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2006, unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for the fiscal quarter then ended and (in the case of the second and third fiscal quarters) for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; provided that delivery within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefore and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1(a); and

(b) Concurrently with filing its Annual Report on Form 10-K with the Securities and Exchange Commission and in any event within one hundred (100) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2006, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year, all in reasonable detail and certified by the independent certified public accounting firm regularly retained by the Borrower or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Required Lenders, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; provided, however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of their audit examination, and; provided further that the delivery within the time period specified above of the Borrower’s Annual Report on Form 10-K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s report described in clauses (y) and (z) above, shall be deemed to satisfy the requirements of this Section 6.1(b).

6.2 Other Business and Financial Information. The Borrower will deliver to each Lender:

(a) Within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2006, and within one hundred (100) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2006, a Compliance Certificate with respect to the period covered by the financial statements delivered under Section 6.1, executed by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 7.1 and 7.2 as of the last day of the period covered by such financial statements;

(b) Concurrently with each delivery thereof, a copy of any certificate regarding the status of defaults or events of defaults required to be delivered in connection with the senior notes referred to on Schedule 8.2;

(c) As soon as available and in any event within forty-five (45) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2006, a consolidated financial forecast for the Borrower and its Subsidiaries for the next fiscal year (prepared on an annual basis and updated periodically as may be requested by the Administrative Agent, but no more frequently than quarterly), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate of a Financial Officer of the Borrower to the effect that such forecast have been prepared in good faith and are reasonable estimates of the financial position and results of operations of the Borrower and its Subsidiaries for the period covered thereby subject to the uncertainties and approximations inherent in any projections; and as soon as reasonably available from time to time thereafter, any modifications or revisions to or restatements of such forecast that are prepared by the Borrower;

(d) Promptly upon receipt thereof, copies of any “management letter” submitted to the Borrower or any of its Subsidiaries by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from the Borrower or any such Subsidiary in respect thereof;

(e) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries;

(f) Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.5 or this subsection;

(iii) the receipt by the Borrower or any of its Subsidiaries from any Governmental Authority of (y) any notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law which is reasonably likely to have a Material Adverse Effect or that threatens the taking of any action against the Borrower or such Subsidiary or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where any such action would be reasonably likely to have a Material Adverse Effect;

(iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or such ERISA Affiliate with respect to such ERISA Event;

(v) the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which the Borrower or any of its Subsidiaries is a party, the termination or cancellation of which would be reasonably likely to have a Material Adverse Effect;

(vi) the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting the Borrower, any of its Subsidiaries or any of their respective real property, leased or owned; (y) the receipt by the Borrower or any of its Subsidiaries of notice of any alleged violation of or noncompliance with any Environmental Laws; or (z) the taking of any remedial action by the Borrower, any of its Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased or owned by the Borrower or any of its Subsidiaries; but in each case under clauses (x), (y) and (z) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect; and

(vii) any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto; and

(g) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Subsidiaries (including any Plan and any information required to be filed under ERISA) as the Administrative Agent or any Lender may from time to time reasonably request.

6.3 Existence; Franchises; Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section 8.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

6.4 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

6.5 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which such payment is delinquent and penalties would attach thereto, and all lawful claims that, if unpaid, might become a material Lien upon any of the properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

6.6 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

6.7 Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

6.8 Permitted Acquisitions.

(a) Subject to the provisions of subsection (b) below and the requirements contained in the definition of Permitted Acquisition, and subject to the other terms and conditions of this Agreement, the Borrower may from time to time on or after the Restatement Effective Date effect Permitted Acquisitions, provided that, with respect to each Permitted Acquisition:

(i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto; and

(ii) the Acquisition Amount with respect thereto (regardless of the form of consideration), together with the aggregate of the Acquisition Amounts (regardless of the form of consideration) for all other Permitted Acquisitions made during the same fiscal year of the Borrower, shall not exceed $65,000,000; provided that for purposes of this section the fiscal year ending on December 31, 2006 shall be calculated from the Restatement Effective Date until December 31, 2006.

(b) Not less than ten (10) Business Days prior to the consummation of any Permitted Acquisition with respect to which the Acquisition Amount exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent and each Lender the following:

(i) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Person or business that is the subject of such Permitted Acquisition (each, a “Target”); and

(ii) a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Financial Officer of the Borrower setting forth the Acquisition Amount and further to the effect that, to the best of such individual’s knowledge, (x) the consummation of such Permitted Acquisition will not result in a violation of any provision of this Section, and after giving effect to such Permitted Acquisition and any Borrowings made in connection therewith, the Borrower will be in compliance with the financial covenants contained in Sections 7.1 and 7.2, such compliance determined with regard to calculations made on a pro forma basis in accordance with GAAP as if each Target had been consolidated with the Borrower for those periods applicable to such covenants (such calculations to be attached to the certificate), (y) the Borrower believes in good faith that it will continue to comply with such financial covenants for a period of one year following the date of the consummation of such Permitted Acquisition, and (z) after giving effect to such Permitted Acquisition and any Borrowings in connection therewith, the Borrower believes in good faith that it will have sufficient availability under the Commitments to meet its ongoing working capital requirements.

(c) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that (except as shall have been approved in writing by the Required Lenders) all conditions thereto set forth in this Section and in the description furnished under clause (i) of subsection (b) above have been satisfied, that the same is permitted in accordance with the terms of this Agreement, and that the matters certified to by the Financial Officer of the Borrower in the certificate referred to in clause (ii) of subsection (b) above are, to the best of such individual’s knowledge, true and correct in all material respects as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty as of the date thereof for all purposes hereunder, including, without limitation, for purposes of Sections 4.2 and 9.1.

6.9 Creation or Acquisition of Subsidiaries. Subject to the provisions of Section 8.5, the Borrower may from time to time create or acquire new Wholly Owned Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Wholly Owned Subsidiaries of the Borrower may create or acquire new Wholly Owned Subsidiaries, provided that, concurrently with (and in any event within ten (10) Business Days thereafter) the creation or direct or indirect acquisition by the Borrower thereof, each such new Subsidiary will execute and deliver to the Administrative Agent a Subsidiary Guaranty, substantially in the form attached hereto as Exhibit E, or a joinder thereto, pursuant to which such new Subsidiary shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents. Notwithstanding the foregoing, any such new Subsidiary shall be exempt from providing a Subsidiary Guaranty for so long as such new Subsidiary is an Insignificant Subsidiary. If a Subsidiary is deemed initially to be an Insignificant Subsidiary, the Borrower will continue to monitor whether such Subsidiary is an Insignificant Subsidiary, which monitoring shall include without limitation, calculating whether such Subsidiary satisfies clauses (ii) and (iii) of the definition of “Insignificant Subsidiary” within ten (10) Business Days after the Borrower is required to deliver the financial information under Section 6.1(a) and (b), as applicable. Within ten (10) Business Days after such Subsidiary fails to be an Insignificant Subsidiary, such Subsidiary will execute and deliver to the Administrative Agent a Subsidiary Guaranty, substantially in the form attached hereto as Exhibit E, or a joinder thereto, pursuant to which such Subsidiary shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents

6.10 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

6.11 Most Favored Lender. If the Borrower or any Subsidiary shall agree to different or additional covenants, representations or defaults (as compared to the covenants, representations, Defaults and Events of Default set forth in Articles V through IX of this Agreement and in the Subsidiary Guaranty) in connection with any Debt in a principal amount exceeding $10,000,000 and incurred after the Restatement Effective Date or if the Borrower or any Subsidiary shall agree to different or additional covenants, representations or defaults with respect to Debt in a principal amount exceeding $10,000,000 and outstanding on the Restatement Effective Date (as compared to the corresponding covenants, representations and defaults set forth in such Debt on the Restatement Effective Date), then in any such case the Borrower shall give the Lenders prompt written notice of such different or additional covenants, representations or defaults (enclosing a copy of the agreement or instrument containing such different or additional covenants, representations or defaults), and for a period of thirty (30) days after receiving such written notice the Required Lenders shall have the right (but not the obligation) to have any or all of such different or additional covenants, representations or defaults incorporated by reference into this Agreement or the Subsidiary Guaranty, as applicable (regardless of whether such different or additional covenants, representations or defaults exist with respect to Indebtedness outstanding as of the Restatement Effective Date), by written notice to the Borrower specifying the particular covenants, representations and/or defaults to be incorporated by reference into this Agreement or the Subsidiary Guaranty, as applicable.

6.12 OFAC, PATRIOT Act Compliance. The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States of America administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

ARTICLE VII

FINANCIAL COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

7.1 Consolidated Debt to Consolidated Total Capitalization. The Borrower will not permit the ratio of Consolidated Debt to Consolidated Total Capitalization as of the last day of any fiscal quarter to be greater than 0.60 to 1.0.

7.2 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 2.00 to 1.0.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

8.1 Merger; Consolidation. The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

(i) the Borrower may merge or consolidate with another Person so long as (x) the Borrower is the surviving entity, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Sections 6.8 and 6.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist;

(ii) any Subsidiary may merge or consolidate with another Person so long as (x) the surviving entity is the Borrower or a Subsidiary Guarantor, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Sections 6.8 and 6.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist; and

(iii) any Subsidiary may liquidate, wind up or dissolve so long as (x) such Subsidiary transfers all of its assets to the Borrower or a Subsidiary Guarantor prior to such liquidation, winding up or dissolution and (y) immediately after giving effect thereto, no Default or Event of Default would exist.

8.2 Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

(i) Indebtedness incurred under this Agreement, the Notes and the Subsidiary Guaranty;

(ii) Indebtedness pursuant to its terms and conditions existing on the Restatement Effective Date and described in Schedule 8.2, and any renewals, refinancings or replacements thereof as long as (w) the principal amount of such renewed, refinanced or replaced Indebtedness shall not exceed the principal amount of such Indebtedness being renewed, refinanced or replaced, (x) such Indebtedness to be incurred shall not mature prior to the stated maturity of such Indebtedness being renewed, refinanced or replaced, (y) the Remaining Average Life of such renewed, refinanced or replaced Indebtedness shall be no less than the Remaining Average Life of such Indebtedness being renewed, refinanced or replaced and no payment of any amount due under such Indebtedness being renewed, refinanced or replaced shall be shortened or accelerated by the renewed, refinanced or replaced Indebtedness, and (z) the representations, covenants and defaults of such renewed, refinanced or replaced Indebtedness shall be the same as, or less burdensome to the Borrower than, the representations, covenants and defaults of such Indebtedness being renewed, refinanced or replaced;

(iii) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

(iv) purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of capital lease obligations, and any renewals, refinancings or replacements thereof (subject to the limitations on the principal amount thereof set forth in this clause (iv)), the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness incurred by the Borrower and its Subsidiaries under clause (vi) of this Section 8.2, shall not at any time exceed the greater of (A) 15% of the Borrower’s Consolidated Net Worth, determined as of the last day of the fiscal quarter immediately preceding the date such Indebtedness is incurred, and (B) $25,000,000;

(v) Indebtedness incurred as a result of a Lender failing to make any Loan pursuant to Section 2.3(b) in an amount up to the amount of such Loan not made as long as the conditions to making the Loan in Section 4.2 are satisfied immediately before and after such Loan should have been made;

(vi) Indebtedness constituting one or more undrawn letters of credit issued on behalf of the Borrower, and in each case, (A) if such letter of credit could not be issued under Section 3.1 because its expiry date extends beyond the seventh day prior to the Maturity Date and (B) if such letter of credit, together with all other letters of credit permitted by this clause (vi), (i) when added to the aggregate Letter of Credit Exposure of the Lenders at such time, would not exceed $65,000,000 and (ii) when added to the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time, would not exceed the aggregate Commitments at such time;

(vii) loans and advances by the Borrower or any Subsidiary Guarantors to any other Subsidiary Guarantor or by any Subsidiary Guarantor to the Borrower, provided that any such loan or advance is subordinated in right and time of payment to the Obligations to the extent a Default or Event of Default exists;

(viii) Indebtedness in respect of performance bonds and surety bonds entered into by the Borrower or any Subsidiary in the ordinary course of business;

(ix) Indebtedness incurred or assumed by the Borrower or any Subsidiary as a result of any Permitted Acquisition (A) that is unsecured and (B) that was not incurred in anticipation of any such Permitted Acquisition; and any renewals, refinancings or replacements thereof as long as (x) the principal amount of such renewed, refinanced or replaced Indebtedness shall not exceed the principal amount of such Indebtedness being renewed, refinanced or replaced, and (y) such Indebtedness to be incurred shall not mature prior to the stated maturity of such Indebtedness being renewed, refinanced or replaced;

(x) Indebtedness incurred by the Borrower up to an aggregate principal amount of $175,000,000 as a result of the Borrower issuing the Series A Senior Notes, Tranches A and B, pursuant to the terms of the Note Purchase Agreement, as in effect as of April 25, 2006, between the Borrower and the purchasers named therein (the “Note Purchase Agreement”);

(xi) other unsecured Indebtedness the aggregate principal amount of which shall not at any time exceed the greater of (A) 15% of the Borrower’s Consolidated Net Worth, determined as of the last day of the fiscal quarter immediately preceding the date such Indebtedness is incurred, and (B) $25,000,000; and

(xii) other secured Indebtedness the aggregate principal amount of which, together with the aggregate principal amount of Indebtedness incurred by the Borrower and its Subsidiaries under clause (iv) of this Section 8.2, shall not at any time exceed the greater of (A) 15% of the Borrower’s Consolidated Net Worth, determined as of the last day of the fiscal quarter immediately preceding the date such Indebtedness is incurred, and (B) $25,000,000.

8.3 Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i) Liens in existence on the Restatement Effective Date and set forth on Schedule 8.3;

(ii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iii) Liens (other than (i) any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.1(j) and (ii) any Lien, the creation or incurrence of which would result in an Event of Default under Section 9.1(m)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(iv) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(v) Liens securing the purchase money Indebtedness permitted under clause (iv) of Section 8.2, provided that any such Lien (a) shall attach to such property concurrently with or within ten (10) days after the acquisition thereof (or sixty (60) days after the completion thereof in the case of construction financing) by the Borrower or such Subsidiary, (b) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to the Borrower or such Subsidiary and (c) shall not encumber any other property of the Borrower or any of its Subsidiaries;

(vi) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(h) and that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vii) Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

(viii) with respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes;

(ix) Liens securing the Indebtedness permitted under clause (xii) of Section 8.2;

(x) Liens arising from the conduct of business or ownership of assets of the Borrower or any of its Subsidiaries that do not secure Indebtedness and do not materially detract from the value of any such assets; and

(xi) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased and is not secured by any additional assets.

8.4 Disposition of Assets. The Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary), or enter into any arrangement with any Person providing for the lease by the Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, or agree to do any of the foregoing, except (i) in each case mentioned above, in the ordinary course of business of the Borrower and its Subsidiaries and (ii) other dispositions in an aggregate amount, as valued at the time each such disposition is made, not exceeding the greater of (A) 10% of the Borrower’s Consolidated Net Worth, determined as of the last day of the fiscal quarter immediately preceding the date of such disposition, and (B) $25,000,000 for all such dispositions from and after the Restatement Effective Date (it being understood that the Lenders will release a Subsidiary Guarantor from its Subsidiary Guaranty if such Subsidiary is sold in a disposition permitted by this Section 8.4).

8.5 Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, other than:

(i) Cash Equivalents;

(ii) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

(iii) Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business, extensions of trade credit in the ordinary course of business, and prepaid expenses incurred in the ordinary course of business;

(iv) Investments existing on the Restatement Effective Date and described in Schedule 8.5A;

(v) Investments consisting of the making of loans, advances, capital contributions or the purchase of Capital Stock (a) by the Borrower or any Subsidiary in any other Wholly Owned Subsidiary that is (or immediately after giving effect to such Investment will be) a Subsidiary Guarantor, provided that the Borrower complies with the provisions of Section 6.9, and (b) by any Subsidiary in the Borrower;

(vi) Permitted Acquisitions;

(vii) Investments (other than Acquisitions) made pursuant to the Borrower’s investment policy set forth on Schedule 8.5B; and

(viii) other Investments in an aggregate amount, as valued at the time each such Investment is made, not exceeding $15,000,000 for all such Investments from and after the Restatement Effective Date.

8.6 Restricted Payments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock (collectively, “Restricted Payments”), or set aside funds for any of the foregoing, unless immediately after giving effect to such action:

(a) no Default or Event of Default shall then exist;

(b) after giving effect to such Restricted Payment no Default or Event of Default would then exist;

(c) such Restricted Payment has been duly authorized by all necessary corporate action and is permitted by applicable Requirements of Law; and

(d) such Restricted Payment, together with all other Restricted Payments made during the same fiscal year of the Borrower, shall not exceed the greatest of (i) $10,000,000, (ii) the amount paid in the immediately preceding fiscal year, and (iii) an amount equal to 25% of the Borrower’s Consolidated Net Income from its immediately preceding fiscal year.

Notwithstanding the foregoing, each Wholly Owned Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or another Wholly Owned Subsidiary of the Borrower, to the extent not prohibited under applicable Requirements of Law.

8.7 Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of its business pursuant to the reasonable requirements of the Borrower or such Subsidiary and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary; provided, however, that nothing contained in this Section shall prohibit:

(i) transactions described on Schedule 8.7 or otherwise expressly permitted under this Agreement; and

(ii) the payment by the Borrower of reasonable and customary fees to members of its board of directors, including without limitation indemnification payments and payments for D&O insurance.

8.8 Lines of Business. The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage in any business other than the businesses engaged in by it on the date hereof and businesses and activities reasonably related thereto.

8.9 Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (ii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents, applicable Requirements of Law or any agreement or instrument creating a Permitted Lien (but only to the extent such restriction or encumbrance applies to the assets subject to such Permitted Lien).

8.10 No Other Negative Pledges. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in (i) this Agreement, (ii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iii) operating leases of real or personal property entered into by the Borrower or any of its Subsidiaries as lessee in the ordinary course of business and (iv) the Note Purchase Agreement, any other note purchase agreements to which the Borrower was a party on the Restatement Effective Date (the “Other Note Purchase Agreements”), or any notes issued by the Borrower pursuant to the Note Purchase Agreement or the Other Note Purchase Agreements.

8.11 Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

8.12 Accounting Changes. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.

8.13 Certain Amendments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any of the senior notes, referred to in Schedule 8.2, and their corresponding note purchase agreements, the effect of which would be (a) to provide for any mandatory prepayments not already provided for by the terms thereof, (b) to increase the applicable interest rate or amount of any fees or costs due thereunder, or (c) to grant any security or collateral to secure payment thereof.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when it is due or (ii) any interest on any Loan, any fee or any other Obligation within five (5) days after it is due;

(b) The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.14, 6.1, 6.2, 6.3(i), 6.8, 6.9 or in Article VII or Article VIII;

(c) The Borrower or any of its Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and (b) above, and such failure (i) is deemed by the terms of the relevant Credit Document to constitute an Event of Default or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower;

(d) Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished;

(e) The Borrower or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $10,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof so as to permit the holder to accelerate the maturity of such Indebtedness;

(f) The Borrower or any of its Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g) Any involuntary petition or case shall be filed or commenced against the Borrower or any of its Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $10,000,000 shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective properties and the same shall not be dismissed, stayed or discharged for a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder;

(i) Following the execution of the Subsidiary Guaranty by one or more Subsidiaries of the Borrower, any Subsidiary of the Borrower or any Person acting on behalf of any such Subsidiary shall deny or disaffirm such Subsidiary’s obligations under the Subsidiary Guaranty;

(j) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Borrower and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof);

(k) Any one or more licenses, permits, accreditations or authorizations of the Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

(l) Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries (or a reasonable basis shall exist therefor); the Borrower and its Subsidiaries have incurred or would be reasonably likely to incur liability as a result thereof; and such liability, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

(m) Any notice of lien, levy or assessment is filed of record to all or any of the Borrower’s or any Subsidiary’s assets by the United States of America, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation the PBGC respecting taxes and debts owing and delinquent, or if any taxes or debts owing at any time or times hereafter to any one of them becomes delinquent and a lien or encumbrance upon the Borrower’s or any Subsidiary’s property and the same is not dismissed, released, bonded or discharged within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

(n) The Borrower ceases to be solvent, or the Borrower ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or

(o) Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing a greater percentage of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors than the Control Group beneficially owns at such time; or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of the Borrower as of the date hereof (or their replacements approved as herein required).

9.2 Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a) Declare the Commitments, the Swingline Commitment and the Issuing Lender’s obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g), the Commitments, the Swingline Commitment and the Issuing Lender’s obligation to issue Letters of Credit shall automatically be terminated);

(b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g), all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower);

(c) Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 3.8; and

(d) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

9.3 Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations to such Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment. Each Lender hereby irrevocably appoints and authorizes Wachovia to act as Administrative Agent hereunder and under the other Credit Documents and to take such actions as agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto. Without limiting the foregoing, each Lender authorizes the Administrative Agent to release a Subsidiary Guarantor from the Subsidiary Guaranty to the extent such release is required in connection with an event permitted by Section 8.1 or 8.4.

10.2 Nature of Duties. The Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents. The Administrative Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Administrative Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person’s own gross negligence or willful misconduct, (ii) responsible in any manner to any Lender for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Credit Document, or for the financial condition of the Borrower, its Subsidiaries or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Administrative Agent in accordance with the provisions of this Agreement. The Administrative Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document (i) if such action or omission would, in the reasonable opinion of the Administrative Agent, violate any applicable law or any provision of this Agreement or any other Credit Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

10.5 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (ii) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except as expressly provided in this Agreement and the other Credit Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person that may at any time come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto. The Administrative Agent shall (subject to Sections 10.4 and 11.6) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

10.7 Indemnification. To the extent the Administrative Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (i) to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Loans and the termination of the Commitments) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, and (ii) to reimburse the Administrative Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys’ fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the party to be indemnified.

10.8 The Administrative Agent in its Individual Capacity. With respect to its Commitment, the Loans made by it, the Letters of Credit issued or participated in by it and the Note or Notes issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms “Lenders,” “Required Lenders,” “holders of Notes” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, any of its Subsidiaries or any of their respective Affiliates as if the Administrative Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.9 Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten (10) days’ prior written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders will, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), appoint from among the Lenders a successor to the Administrative Agent (provided that the Borrower’s consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within such ten-day period, then the retiring Administrative Agent may, on behalf of the Lenders and after consulting with the Lenders and the Borrower, appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. If no successor to the Administrative Agent has accepted appointment as Administrative Agent by the thirtieth (30th) day following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for hereinabove.

10.10 Issuing Lender and Swingline Lender. The provisions of this Article (other than Section 10.9) shall apply to the Issuing Lender and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

ARTICLE XI

MISCELLANEOUS

11.1 Fees and Expenses. The Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent) in connection with (y) the Administrative Agent’s due diligence investigation in connection with, and the preparation, negotiation, execution and delivery of, this Agreement and the other Credit Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and (z) the administration, monitoring and review of the Loans (including, without limitation, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying and with respect to the engagement of appraisers, consultants, auditors or similar Persons by the Administrative Agent at any time, whether before or after the Restatement Effective Date, to render opinions concerning the Borrower’s financial condition), (ii) to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lender (including, without limitation, reasonable attorneys’ fees and expenses) in connection with (y) any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (z) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold the Administrative Agent and each Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties (other than any fees, commissions or expenses of finders or brokers engaged by the Administrative Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

11.2 Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold the Administrative Agent and each Lender and each of their respective directors, officers, employees, agents and Affiliates (each, an “Indemnified Person”) harmless from and against any and all third-party claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans or Letters of Credit (including, without limitation, in connection with the actual or alleged generation, presence, discharge or release of any Hazardous Substances on, into or from, or the transportation of Hazardous Substances to or from, any real property at any time owned or leased by the Borrower or any of its Subsidiaries, any other Environmental Claims or any violation of or liability under any Environmental Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction or pursuant to arbitration as set forth herein to have resulted from the gross negligence or willful misconduct of, or breach of applicable law by, such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

11.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NORTH CAROLINA AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES OF THE INTERNATIONAL CHAMBER OF COMMERCE AS IN EFFECT FROM TIME TO TIME (THE “ISP”), AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE AGENT OR ANY LENDER OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT OR ANY LENDER OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

11.4 Arbitration; Preservation and Limitation of Remedies.

(a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Credit Document (“Disputes”) between or among the Borrower, its Subsidiaries, the Administrative Agent and the Lenders, or any of them, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), as in effect from time to time, and the Federal Arbitration Act, Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in the city in which the principal office of the Administrative Agent is located. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties do not waive applicable federal or state substantive law except as provided herein.

(b) Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (ii) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute. The Borrower agrees to pay the reasonable fees and expenses of counsel to the Administrative Agent and the Lenders in connection with any Dispute subject to arbitration as provided herein.

11.5 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

(a) if to the Borrower, to Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360 Attention: J. Wes Frye, Telecopy No. (336) 822-5289, with a copy to, Attention: Joel McCarty, Esq., Telecopy No. (336) 822-5289;

(b) if to the Administrative Agent, to Wachovia Bank, National Association, Charlotte Plaza Building, CP-08, 201 South College Street, Charlotte, North Carolina 28288-0680, Attention: Syndication Agency Services, Telecopy No. (704) 383-0284;

with a copy to Wachovia Capital Markets, LLC, 301 South College Street, Charlotte, North Carolina 28288-0760, Attention: Andrea Chen, Telecopy No. (704) 383-0550; and

(c) if to any Lender, to it at the address set forth on its signature page hereto (or if to any Lender not a party hereto as of the date hereof, at the address set forth in its Assignment and Acceptance);

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

11.6 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a) unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations (other than fees payable to the Administrative Agent for its own account), or (ii) extend the Maturity Date or any other scheduled date for the payment of any principal of any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments), any interest on any Loan (other than additional interest payable under Section 2.8(b) at the election of the Required Lenders, as provided therein), any fees (other than fees payable to the Administrative Agent for its own account) or any other Obligations or extend the expiry date of any Letter of Credit in a manner not permitted under ARTICLE III;

(b) unless agreed to by all of the Lenders, (i) except as set forth in Section 2.20, increase or extend any Commitment of any Lender (it being understood that a waiver of any Event of Default, if agreed to by the requisite Lenders hereunder, shall not constitute such an increase), (ii) change the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder (including as set forth in the definition of “Required Lenders”), (iii) except as may be otherwise specifically provided in this Agreement or in any other Credit Document, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, or (iv) change any provision of Sections 2.15 and 2.20 or this Section; and

(c) unless agreed to by the Issuing Lender, the Swingline Lender or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Lender, the Swingline Lender or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents;

and provided further that the Fee Letter may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

11.7 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of Section 11.7(b) (an “Assignee”), (ii) by way of participation in accordance with the provisions of Section 11.7(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and Participants to the extent provided in Section 11.7(d)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.7(b), participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and (B) in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if another date is specified in the Assignment and Acceptance, as of the such date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of a Commitment (which for this purpose includes Revolving Loans outstanding) or (y) the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, in the case of Swingline Loans, or unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;

(iii) no consent shall be required for any assignment except to the extent required by clause (B) of Section 11.7(b)(i) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (y) a Default or Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment made to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment;

(iv) the Lenders and Assignee to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for each assignment and the Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no such assignment shall be made to a Person who has a significant line of business that involves trucking or freight shipping (or any Person controlled by such a Person), unless a Default or Event of Default has occurred and is continuing at the time of such assignment;

(vi) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(vii) no such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.7(c), from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16(a), 2.16(b), 2.17, 2.18, 11.1 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. If requested by or on behalf of the Assignee, the Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A-1 and/or A-2, as applicable. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.7(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.7(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address for notices referred to in Schedule 1.1 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the Issuing Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in Letters of Credit and Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Lender and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.6(a) and (b) that affects such Participant. Subject to Section 11.7(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16(a), 2.16(b), 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.3 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(b) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Sections 2.16(a), 2.16(b) or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(d) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h) Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 11.7, disclose to the Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.12.

(i) Notwithstanding anything to the contrary contained herein, if Wachovia assigns all of its Commitments and Revolving Loans in accordance with this Section 11.7, Wachovia may resign as Issuing Lender upon written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Borrower shall have the right to appoint from among the Lenders a successor Issuing Lender; provided that no failure by the Borrower to make such appointment shall affect the resignation of Wachovia as Issuing Lender. Wachovia shall retain all of the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Borrower and the Lenders with respect thereto (including the right to require the Lenders to make Revolving Loans or fund participation interests pursuant to Article III).

11.8 No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Borrower and the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

11.9 Survival. All representations, warranties and agreements made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of Sections 2.16(a), 2.16(b), 2.17, 2.18, 10.7, 11.1 and 11.2, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents; provided that such survival shall remain subject to any notice requirements that may be provided in such sections.

11.10 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

11.11 Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

11.12 Confidentiality. Each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement or any other Credit Document; provided, however, that any Lender may disclose such information (i) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (ii) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over such Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (iii) in connection with any proceeding to enforce its rights hereunder, under any other Credit Document or in any other litigation or proceeding in connection with the Credit Documents, (iv) to the Administrative Agent or any other Lender, (v) to the extent the same has become publicly available other than as a result of a breach of this Agreement and (vi) pursuant to and in accordance with the provisions of Section 11.7(h). Notwithstanding anything herein to the contrary, “confidential information” and “nonpublic information” shall not include, and the Administrative Agent and each Lender may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

11.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

11.14 Disclosure of Information. The Borrower agrees and consents to the Administrative Agent’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

11.15 Entire Agreement. THIS AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, INCLUDING, WITHOUT LIMITATION, THE COMMITMENT LETTER FROM WACHOVIA TO THE BORROWER DATED JULY 7, 2006, BUT SPECIFICALLY EXCLUDING THE FEE LETTER, AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

11.16 USA Patriot Act Notice. Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

OLD DOMINION FREIGHT LINE, INC., as Borrower

By:	/s/ J. Wes Frye

Title:	Senior Vice President—Finance,

Chief Financial Officer and Treasurer

(signatures continued)

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and as a Lender

By:	/s/ Andrew Payne

Name: Title:	Andrew Payne Director

Instructions for wire transfers to the Administrative Agent:

Wachovia Bank, National Association
ABA Routing No. 053000219
Charlotte, North Carolina
Account Number: 5000000040955
Account Name: Old Dominion Freight Line, Inc.
Attention: Syndication Agency Services

Address for notices as a Lender:

Wachovia Bank, National Association
One Wachovia Center, 15th Floor
301 South College Street
Charlotte, North Carolina 28288-0760
Attention: Andrew Payne
Telephone: (704) 383-1106
Telecopy: (704) 383-7611Lending Office:

Wachovia Bank, National AssociationCharlotte Plaza Building, CP-08
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone: (704) 383-3721Telecopy: (704) 383-0288
Address for notices as Swingline Lender:
Wachovia Bank, National Association
201 South College Street, CP-9
NC1183
Charlotte, North Carolina 28288-1183

(signatures continued)

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Victoria Eves-Baber

	Name: Title:	Victoria Eves-Baber Senior Vice President

Address for notices as a Lender and for Lending Office:Bank of America, N.A.

NC4-200-03-08
101 West Friendly Avenue
Greensboro, North Carolina 27401
Attention: Victoria L. Eves-Baber,

Senior Vice President

Telephone: 336-805-3042
Telecopy: 336-805-3019

(signatures continued)

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Jennifer L. Cudd

	Name: Title:	Jennifer L. Cudd Senior Vice President

Address for notices as a Lender:Branch Banking & Trust

201 West Market Street
Greensboro, North Carolina 27401
Attention: Jennifer L. Cudd
Telephone: 336-433-4073
Telecopy: 336-433-4099Lending Office:

Branch Banking & Trust
620 North Main Street
High Point, North Carolina 27262
Attention: Lorraine Everhart
Telephone: 336-889-1136
Telecopy: 336-889-1271

(signatures continued)

SUNTRUST BANK, as a Lender

By:	/s/ Scott Corley

	Name: Title:	Scott Corley Managing Director

Address for notices as a Lender:SunTrust Bank

201 Fourth Street, 3rd Floor
Nashville, Tennessee 37219
Attention: Scott Corley
Telephone: 615-748-5715
Telecopy: 615-748-5269Lending Office:

SunTrust Bank
303 Peachtree Street, 10th Floor
Atlanta, Georgia 30308
Attention: Millicent Scandrett
Telephone: (404) 250-1939
Telecopy: (404) 588-4402

(signatures continued)

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Dickman

	Name: Title:	Michael Dickman Vice President

Address for notices as a Lender and for Lending Office:

US Bank, National Association
US Bank Tower
425 Walnut Street, 8th Floor
Cincinnati, Ohio 45202
Attention: Richard W. Nelter and Michael P. Dickman
Telephone: 513-632-4073 and 513-632-3002
Telecopy: 513-632-2068

(signatures continued)

HIGH POINT BANK AND TRUST COMPANY, as a Lender

By:	/s/ David G. Black

	Name: Title:	David G. Black Executive Vice President

Address for notices as a Lender and for Lending Office:

High Point Bank and Trust Company
300 North Main Street
High Point, North Carolina 27260
Attention: David G. Black
Telephone: 336-881-3203
Telecopy: 336-881-6554

Borrower’s Taxpayer Identification No. 56-0751714

REVOLVING NOTE

$52,500,000.00 August 10, 2006

Charlotte, North Carolina

FOR VALUE RECEIVED, OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to the order of

WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at Charlotte Plaza Building, CP-08, 201 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Amended and Restated Credit Agreement, dated as of August 10, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

FIFTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($52,500,000.00), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although neither the Borrower nor the Lender shall be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ J. Wes Frye

Name:	J. Wes Frye

Title: Senior Vice President—Finance, Chief Financial Officer and Treasurer

Borrower’s Taxpayer Identification No. 56-0751714

REVOLVING NOTE

$47,500,000.00 August 10, 2006

Charlotte, North Carolina

FOR VALUE RECEIVED, OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to the order of

BANK OF AMERICA, N.A. (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at Charlotte Plaza Building, CP-08, 201 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Amended and Restated Credit Agreement, dated as of August 10, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

FORTY-SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($47,500,000.00), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although neither the Borrower nor the Lender shall be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ J. Wes Frye

Name:	J. Wes Frye

Title: Senior Vice President—Finance, Chief Financial Officer and Treasurer

Borrower’s Taxpayer Identification No. 56-0751714

REVOLVING NOTE

$47,500,000.00 August 10, 2006

Charlotte, North Carolina

FOR VALUE RECEIVED, OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to the order of

BRANCH BANKING & TRUST CO. (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at Charlotte Plaza Building, CP-08, 201 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Amended and Restated Credit Agreement, dated as of August 10, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

FORTY-SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($47,500,000.00), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although neither the Borrower nor the Lender shall be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ J. Wes Frye

Name:	J. Wes Frye

Title: Senior Vice President—Finance, Chief Financial Officer and Treasurer

Borrower’s Taxpayer Identification No. 56-0751714

REVOLVING NOTE

$35,000,000.00 August 10, 2006

Charlotte, North Carolina

FOR VALUE RECEIVED, OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to the order of

SUNTRUST BANK (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at Charlotte Plaza Building, CP-08, 201 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Amended and Restated Credit Agreement, dated as of August 10, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

THIRTY-FIVE MILLION DOLLARS ($35,000,000.00), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although neither the Borrower nor the Lender shall be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ J. Wes Frye

Name:	J. Wes Frye

Title: Senior Vice President—Finance, Chief Financial Officer and Treasurer

Borrower’s Taxpayer Identification No. 56-0751714

REVOLVING NOTE

$35,000,000.00 August 10, 2006

Charlotte, North Carolina

FOR VALUE RECEIVED, OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to the order of

U.S. BANK NATIONAL ASSOCIATION (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at Charlotte Plaza Building, CP-08, 201 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Amended and Restated Credit Agreement, dated as of August 10, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

THIRTY-FIVE MILLION DOLLARS ($35,000,000.00), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although neither the Borrower nor the Lender shall be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ J. Wes Frye

Name:	J. Wes Frye

Title: Senior Vice President—Finance, Chief Financial Officer and Treasurer

Borrower’s Taxpayer Identification No. 56-0751714

REVOLVING NOTE

$7,500,000.00 August 10, 2006

Charlotte, North Carolina

FOR VALUE RECEIVED, OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to the order of

HIGH POINT BANK AND TRUST COMPANY (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at Charlotte Plaza Building, CP-08, 201 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Amended and Restated Credit Agreement, dated as of August 10, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.00), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although neither the Borrower nor the Lender shall be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ J. Wes Frye

Name:	J. Wes Frye

Title: Senior Vice President—Finance, Chief Financial Officer and Treasurer

Borrower’s Taxpayer Identification No. 56-0751714

SWINGLINE NOTE

$15,000,000.00 August 10, 2006

Charlotte, North Carolina

FOR VALUE RECEIVED, OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to the order of

WACHOVIA BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at 201 South College Street, CP-08, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Amended and Restated Credit Agreement, dated as of August 10, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

FIFTEEN MILLION DOLLARS ($15,000,000.00), or such lesser amount as may constitute the unpaid principal amount of the Swingline Loans made by the Swingline Lender, under the terms and conditions of this promissory note (this “Swingline Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Swingline Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Swingline Note is issued to evidence the Swingline Loans made by the Swingline Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement and the Sweep Agreement are expressly made a part of this Swingline Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Swingline Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Swingline Note.

In the event of an acceleration of the maturity of this Swingline Note, this Swingline Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Swingline Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although neither the Borrower nor the Swingline Lender shall be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ J. Wes Frye

Name:	J. Wes Frye

Title: Senior Vice President—Finance, Chief Financial Officer and Treasurer

EXHIBIT A-1

Borrower’s Taxpayer Identification No. 56-0751714

FORM OF
REVOLVING NOTE

$     , 200

Charlotte, North Carolina

FOR VALUE RECEIVED, OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to the order of

     (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at Charlotte Plaza Building, CP-08, 201 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Amended and Restated Credit Agreement, dated as of August      , 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

     DOLLARS ($     ), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although neither the Borrower nor the Lender shall be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

By:
Name: J. Wes Frye
Title: Senior Vice President—Finance, Chief
Financial Officer and Treasurer

EXHIBIT A-2

Borrower’s Taxpayer Identification No. _____________

FORM OF
SWINGLINE NOTE

$15,000,000      , 200

Charlotte, North Carolina

FOR VALUE RECEIVED, OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to the order of

WACHOVIA BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at 201 South College Street, CP-9, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Amended and Restated Credit Agreement, dated as of August      , 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

FIFTEEN MILLION DOLLARS ($15,000,000), or such lesser amount as may constitute the unpaid principal amount of the Swingline Loans made by the Swingline Lender, under the terms and conditions of this promissory note (this “Swingline Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Swingline Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Swingline Note is issued to evidence the Swingline Loans made by the Swingline Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement and the Sweep Agreement are expressly made a part of this Swingline Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Swingline Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Swingline Note.

In the event of an acceleration of the maturity of this Swingline Note, this Swingline Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Swingline Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although neither the Borrower nor the Swingline Lender shall be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

By:
Name: J. Wes Frye
Title: Senior Vice President—Finance, Chief
Financial Officer and Treasurer

EXHIBIT B-1

FORM OF
NOTICE OF BORROWING

[Date]

Wachovia Bank, National Association, as Administrative Agent
Charlotte Plaza Building, CP-08
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, OLD DOMINION FREIGHT LINE, INC. (the “Borrower”), refers to the Amended and Restated Credit Agreement, dated as of August      , 2006, among the Borrower, certain banks and other financial institutions from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of Revolving Loans under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(i) The aggregate principal amount of the Proposed Borrowing is $     .1

(ii) The Loans comprising the Proposed Borrowing shall be initially made as [Base Rate Loans] [LIBOR Loans] [LIBOR Market Index Loans].2

(iii) [The initial Interest Period for the LIBOR Loans comprising the Proposed Borrowing shall be [one/two/three/six months].]3

(iv) The Proposed Borrowing is requested to be made on      (the “Borrowing Date”).4

1Amount of Proposed Borrowing must comply with Section 2.2(b) of the Credit Agreement.

2 Select the applicable Type of Loans.

[3]	Include this clause in the case of a Proposed Borrowing comprised of LIBOR Loans, and select the applicable Interest Period.

[4]	Shall be a Business Day at least one Business Day after the date hereof (in the case of Base Rate Loans and LIBOR Market Index Loans) or at least three Business Days after the date hereof (in the case of LIBOR Loans).

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

A. Each of the representations and warranties contained in Article V of the Credit Agreement and in the other Credit Documents is and will be true and correct on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

B. No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and

C. After giving effect to the Proposed Borrowing, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate Letter of Credit Exposure of all Lenders at such time, and (iii) the aggregate principal amount of Swingline Loans outstanding at such time (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made pursuant to the Proposed Borrowing), will not exceed the aggregate Commitments at such time.

Very truly yours,

OLD DOMINION FREIGHT LINE, INC.

By:	—
Title:	—

EXHIBIT B-2

FORM OF
NOTICE OF SWINGLINE BORROWING

[Date]

Wachovia Bank, National Association, as Administrative Agent
Charlotte Plaza Building, CP-08
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Wachovia Bank, National Association, as

Swingline Lender

Charlotte Plaza Building, CP-06
201 South College Street
Charlotte, North Carolina 28288-0735

Ladies and Gentlemen:

The undersigned, OLD DOMINION FREIGHT LINE, INC. (the “Borrower”), refers to the Amended and Restated Credit Agreement, dated as of August      , 2006, among the Borrower, certain banks and other financial institutions from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(d) of the Credit Agreement, hereby gives you, as Administrative Agent and as Swingline Lender, irrevocable notice that the Borrower requests a Borrowing of a Swingline Loan under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(d) of the Credit Agreement:

(i) The principal amount of the Proposed Borrowing is $     .1

(ii) The Proposed Borrowing is requested to be made on      (the “Borrowing Date”).

1 Amount of Proposed Borrowing must comply with Section 2.2(d) of the Credit Agreement.

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

A. Each of the representations and warranties contained in Article V of the Credit Agreement and in the other Credit Documents is and will be true and correct on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

B. No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and

C. After giving effect to the Proposed Borrowing, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate Letter of Credit Exposure of all Lenders at such time, and (iii) the aggregate principal amount of Swingline Loans outstanding at such time, will not exceed the aggregate Commitments at such time.

Very truly yours,

OLD DOMINION FREIGHT LINE, INC.

By:	—
Title:	—

EXHIBIT B-3

FORM OF
NOTICE OF CONVERSION/CONTINUATION

[Date]

Wachovia Bank, National Association, as Administrative Agent
Charlotte Plaza Building, CP-08
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, OLD DOMINION FREIGHT LINE, INC. (the “Borrower”), refers to the Amended and Restated Credit Agreement, dated as of August      , 2006, among the Borrower, certain banks and other financial institutions from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.11(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a [conversion] [continuation]1 of Loans under the Credit Agreement, and to that end sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.11(b) of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] is requested to be made on      2.

(ii) The Proposed [Conversion] [Continuation] involves $     3 in aggregate principal amount of Revolving Loans made pursuant to a Borrowing on      4, which Loans are presently maintained as [Base Rate] [LIBOR] [LIBOR Market Index] Loans and are proposed hereby to be [converted into Base Rate Loans] [converted into LIBOR Loans] [converted into LIBOR

1Insert “conversion” or “continuation” throughout the notice, as applicable.

2Shall be a Business Day at least one Business Day after the date hereof (in the case of any conversion of LIBOR Loans into Base Rate Loans) or at least three Business Days after the date hereof (in the case of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans), and additionally, in the case of any conversion of LIBOR Loans into Base Rate Loans, or continuation of LIBOR Loans, shall be the last day of the Interest Period applicable to such LIBOR Loans.

3Amount of Proposed Conversion or Continuation must comply with Section 2.11(b) of the Credit Agreement.

[4]	Insert the applicable Borrowing Date for the Loans being converted or continued

Market Index Loans] [continued as LIBOR Loans].5

(iii) [The initial Interest Period for the Loans being [converted into] [continued as] LIBOR Loans pursuant to the Proposed [Conversion] [Continuation] shall be [one/two/three/six months].]6

Very truly yours,

OLD DOMINION FREIGHT LINE, INC.

By:	—
Title:	—

5 Complete with the applicable bracketed language.

6 Include this clause in the case of a Proposed Conversion or Continuation involving a conversion of [Base Rate Loans] [LIBOR Market Index Loans] into, or continuation of, LIBOR Loans, and select the applicable Interest Period.

EXHIBIT B-4

FORM OF
LETTER OF CREDIT NOTICE

[Date]

Wachovia Bank, National Association, as Administrative Agent
Charlotte Plaza Building, CP-08
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Wachovia Bank, National Association, as

Issuing Lender

Charlotte Plaza Building, CP-8
201 South College Street
Charlotte, North Carolina 28288-0735
Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, OLD DOMINION FREIGHT LINE, INC. (the “Borrower”), refers to the Amended and Restated Credit Agreement, dated as of August      , 2006, among the Borrower, certain banks and other financial institutions from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 3.2 of the Credit Agreement, hereby gives you, as Issuing Lender, irrevocable notice that the Borrower requests the issuance of a Letter of Credit for its account under the Credit Agreement, and to that end sets forth below the information relating to such Letter of Credit (the “Requested Letter of Credit”) as required by Section 3.2 of the Credit Agreement:

(i) The Business Day on which the Requested Letter of Credit is requested to be issued is      .1

(ii) The Stated Amount of the Requested Letter of Credit is $     .

(iii) The expiry date of the Requested Letter of Credit is      .

1 Shall be at least three Business Days (or such shorter period as is acceptable to the Issuing Lender in any given case) after the date hereof.

(iv) The name and address of the beneficiary of the Requested Letter of Credit is      .

The undersigned agrees to complete all application procedures and documents required by you in connection with the Requested Letter of Credit.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of issuance of the Requested Letter of Credit:

A. Each of the representations and warranties contained in Article V of the Credit Agreement and in the other Credit Documents is and will be true and correct on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the issuance of the Requested Letter of Credit (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

B. No Default or Event of Default has occurred and is continuing or would result from the issuance of the Requested Letter of Credit; and

C. After giving effect to the issuance of the Requested Letter of Credit, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate Letter of Credit Exposure of all Lenders at such time, and (iii) the aggregate principal amount of Swingline Loans outstanding at such time, will not exceed the aggregate Commitments at such time.

Very truly yours,

OLD DOMINION FREIGHT LINE, INC.

By:	—
Title:	—

EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE

THIS CERTIFICATE is given pursuant to Section 6.2(a) of the Amended and Restated Credit Agreement, dated as of August      , 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among OLD DOMINION FREIGHT LINE, INC. (the “Borrower”), certain banks and other financial institutions from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent for the Lenders.

The undersigned hereby certifies that:

1. He is a duly elected Financial Officer of the Borrower.

2. Enclosed with this Certificate are copies of the financial statements of the Borrower and its Subsidiaries as of      , and for the [     -month period] [year] then ended, required to be delivered under Section [6.1(a)][6.1(b)] of the Credit Agreement. Such financial statements have been prepared in accordance with GAAP [(subject to the absence of notes required by GAAP and subject to normal year-end adjustments)]1 and fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date indicated and the results of operation of the Borrower and its Subsidiaries on a consolidated basis for the period covered thereby.

3. The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

4. The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate. [, except as set forth below.

Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto.]

5. Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Article VII of the Credit Agreement as of the last day of the period covered by the financial statements enclosed herewith.

1 Insert in the case of quarterly financial statements.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the      day of      , 2006.

OLD DOMINION FREIGHT LINE, INC.

By:
Name: J. Wes Frye
Title: Senior Vice President—Finance, Chief
Financial Officer and Treasurer

ATTACHMENT A
COVENANT COMPLIANCE WORKSHEET

To the extent terms and definitions in the worksheet are inconsistent with corresponding terms and definitions in the Credit Agreement, the terms and definitions in the Credit Agreement shall be controlling.

Section 7.1
1. Consolidated Debt to Consolidated Total Capitalization.
Borrower will not permit the ratio of Consolidated Debt to Consolidated Total Capitalization to be greater than 0.60 to 1.0 at anytime.
A. Consolidated Debt of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP	$

B. Consolidated Net Worth (the consolidated stockholders’ equity of the Borrower and its Subsidiaries, determined in accordance with GAAP)	$

C. Consolidated Debt to Consolidated Total Capitalization (Line A to the sum of Lines A and B)	______ to 1.00
Section 7.2
2. Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 2.00 to 1.0 at any time
A. EBIT for the period of last four consecutive quarters	$

B. Plus: Gross Rents for the period of last four consecutive quarters	$

C. Sum of lines 2(A) and 2(B)	$

D. Consolidated Net Interest Expense for the period of last four consecutive quarters	$

E. Plus: Gross Rents for the period of last four consecutive quarters	$

F. Sum of Lines 2(D) and 2(E)	$

G. Fixed Charge Coverage Ratio (Line 2(C) to Line 2(F))	______ to 1.00

EXHIBIT D

ASSIGNMENT AND ACCEPTANCE

THIS ASSIGNMENT AND ACCEPTANCE (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, guarantees, and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	—
2.	Assignee:	—
[and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Borrower:	Old Dominion Freight Line, Inc.

1 Select as applicable.

4. Administrative Agent: Wachovia Bank, National Association, as the Administrative Agent under the Credit Agreement.

5. Amended and Restated Credit Agreement: Credit Agreement, dated as of August      , 2006 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, certain lenders from time to time parties thereto (the “Lenders”), Wachovia Bank, National Association, as Administrative Agent.

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders[2]	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans >3	CUSIP Number[4]

	$	$	%

[7. Trade Date:      ]5

8. Effective Date:      [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

2Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
4Insert if applicable.
5To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:	—
Title:	—

ASSIGNEE:

[NAME OF ASSIGNEE]

By:_________________________________
Title:_________________________________
[Consented to and][6] Accepted:
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By:	—
Title:	—

[Consented to:]7

[NAME OF RELEVANT PARTY]

By:	—
Title:	—

6 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
7 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Acceptance

Credit Agreement, dated as of August ___, 2006 among Old Dominion Freight Line, Inc., as Borrower, certain Lenders from time to time parties thereto, and Wachovia Bank, National Association, as
Administrative Agent

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).

EXHIBIT E

FORM OF
SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY, dated as of the      day of      , 200      (this “Guaranty”), is made by the undersigned Subsidiary of OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), and each other Subsidiary of the Borrower that, after the date hereof, executes an instrument of accession hereto substantially in the form of Exhibit A (a “Guarantor Accession”; the undersigned and such other Subsidiaries of the Borrower, collectively, the “Guarantors”), in favor of the Guaranteed Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.

RECITALS

A. The Borrower, certain banks and other financial institutions, and Wachovia Bank, National Association, as administrative agent for the Lenders, are parties to a Amended and Restated Credit Agreement, dated as of August      , 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein.

B. It is a condition to the extension of credit to the Borrower under the Credit Agreement that each Guarantor shall have agreed, by executing and delivering this Guaranty, to guarantee to the Guaranteed Parties the payment in full of the Guaranteed Obligations (as hereinafter defined). The Guaranteed Parties are relying on this Guaranty in their decision to extend credit to the Borrower under the Credit Agreement, and would not enter into the Credit Agreement without this Guaranty.

C. The Borrower and the Guarantors are engaged in related businesses and undertake certain activities and operations on an integrated basis. As part of such integrated operations, the Borrower, among other things, will advance to the Guarantors from time to time certain proceeds of the Loans made to the Borrower by the Lenders under the Credit Agreement. Each Guarantor will therefore obtain benefits as a result of the extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desires to execute and deliver this Guaranty.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Guaranteed Parties to enter into the Credit Agreement and to induce the Lenders to extend credit to the Borrower thereunder, each Guarantor hereby agrees as follows:

1. Guaranty.

(a) Each Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally:

(i) guarantees to the Lenders (including the Issuing Lender and the Swingline Lender in their capacities as such) and the Administrative Agent (collectively, the “Guaranteed Parties”) the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all Obligations of the Borrower under the Credit Agreement and the other Credit Documents, including, without limitation, all principal of and interest on the Loans, all Reimbursement Obligations in respect of Letters of Credit, all fees, expenses, indemnities and other amounts payable by the Borrower under the Credit Agreement or any other Credit Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any Insolvency Laws (as hereinafter defined), whether or not the claim for such interest is allowed in such proceeding), and all Obligations that, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, would become due, in each case whether now existing or hereafter created or arising and whether direct or indirect, absolute or contingent, due or to become due (all liabilities and obligations described in this clause (i), collectively, the “Guaranteed Obligations”); and

(ii) agrees to pay or reimburse upon demand all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred or paid by (y) any Guaranteed Party in connection with any suit, action or proceeding to enforce or protect any rights of the Guaranteed Parties hereunder and (z) the Administrative Agent in connection with any amendment, modification or waiver hereof or consent pursuant hereto, and to indemnify and hold each Guaranteed Party and its directors, officers, employees, agents and Affiliates harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential, that may at any time be imposed on, incurred by or asserted against any such indemnified party as a result of, arising from or in any way relating to this Guaranty or the collection or enforcement of the Guaranteed Obligations; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any such claims, losses, costs and expenses to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction or pursuant to arbitration as set forth herein to have resulted from the gross negligence or willful misconduct of such indemnified party (all liabilities and obligations described in this clause (ii), collectively, the “Other Obligations”; and the Other Obligations, together with the Guaranteed Obligations, the “Total Obligations”).

(b) Notwithstanding the provisions of subsection (a) above and notwithstanding any other provisions contained herein or in any other Credit Document:

(i) no provision of this Guaranty shall require or permit the collection from any Guarantor of interest in excess of the maximum rate or amount that such Guarantor may be required or permitted to pay pursuant to applicable law; and

(ii) the liability of each Guarantor under this Guaranty as of any date shall be limited to a maximum aggregate amount (the “Maximum Guaranteed Amount”) equal to the greatest amount that would not render such Guarantor’s obligations under this Guaranty subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws (collectively, “Insolvency Laws”), in each instance after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under applicable Insolvency Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or any of its Affiliates to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder, and after giving effect as assets to the value (as determined under applicable Insolvency Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (y) applicable law or (z) any agreement (including this Guaranty) providing for an equitable allocation among such Guarantor and other Affiliates of the Borrower of obligations arising under guaranties by such parties).

(c) The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made hereunder on any date by a Guarantor (a “Funding Guarantor”) that exceeds its Fair Share (as hereinafter defined) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as hereinafter defined) as of such date, with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as hereinafter defined) to equal its Fair Share as of such date. “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Guaranteed Amount (as hereinafter defined) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Guaranteed Amounts with respect to all Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors hereunder in respect of the obligations guarantied. “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor. “Adjusted Maximum Guaranteed Amount” means, with respect to a Guarantor as of any date of determination, the Maximum Guaranteed Amount of such Guarantor, determined in accordance with the provisions of subsection (c) above; provided that, solely for purposes of calculating the Adjusted Maximum Guaranteed Amount with respect to any Guarantor for purposes of this subsection (c), any assets or liabilities arising by virtue of any rights to subrogation, reimbursement or indemnity or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this subsection (c)). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Funding Guarantor’s right of contribution under this subsection 0 shall be subject to the provisions of Section 4. The allocation among Guarantors of their obligations as set forth in this subsection (c) shall not be construed in any way to limit the liability of any Guarantor hereunder to the Guaranteed Parties.

(d) The guaranty of each Guarantor set forth in this Section is a guaranty of payment as a primary obligor, and not a guaranty of collection. Each Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount of such Guarantor and may exceed the aggregate of the Maximum Guaranteed Amounts of all Guarantors, in each case without discharging, limiting or otherwise affecting the obligations of any Guarantor hereunder or the rights, powers and remedies of any Guaranteed Party hereunder or under any other Credit Document.

2. Guaranty Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute and unconditional, are independent of the Guaranteed Obligations or any collateral or other security therefor or other guaranty or liability in respect thereof, whether given by such Guarantor or any other Person, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not such Guarantor has notice or knowledge thereof:

(i) any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guaranty or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Credit Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(ii) the invalidity or unenforceability of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any provisions of the Credit Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(iii) the addition or release of Guarantors hereunder or the taking, acceptance or release of other guarantees of any Guaranteed Obligations or additional collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof;

(iv) any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guaranty or other liability in respect thereof, including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;

(v) any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any collateral or other security for any of the foregoing; any sale, exchange, release, substitution, compromise or other action in respect of any such collateral or other security; or any failure to create, protect, perfect, secure, insure, continue or maintain any Liens in any such collateral or other security;

(vi) the exercise of any right or remedy available under the Credit Documents, at law, in equity or otherwise in respect of any collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, in any order and by any manner thereby permitted, including, without limitation, foreclosure on any such collateral or other security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;

(vii) any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations;

(viii) any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application; or

(ix) any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the Borrower, any Guarantor or a surety or guarantor generally, other than the occurrence of all of the following: (y) the payment in full of the Total Obligations in existence on the date the event discussed in (z) occurs and (z) the termination of the Commitments and the termination or expiration of all Letters of Credit under the Credit Agreement (the events in clauses (y) and (z) above, collectively, the “Termination Requirements”).

3. Certain Waivers. Each Guarantor hereby knowingly, voluntarily and expressly waives:

(i) presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under any Credit Document with respect to any Guaranteed Obligations), protest, dishonor, acceptance hereof, extension of additional credit to the Borrower and of any of the matters referred to in Section 2 and of any rights to consent thereto;

(ii) any right to require the Guaranteed Parties or any of them, as a condition of payment or performance by such Guarantor hereunder, to proceed against, or to exhaust or have resort to any collateral or other security from or any deposit balance or other credit in favor of, the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any collateral or other security for any Guaranteed Obligations of for any guaranty or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations or any such collateral or other security; and, without limiting the generality of the foregoing, each Guarantor hereby specifically waives the benefits of Sections 26-7 through 26-9, inclusive, of the General Statutes of North Carolina, as amended from time to time, and any similar statute or law of any other jurisdiction, as the same may be amended from time to time;

(iii) any right or defense based on or arising by reason of any right or defense of the Borrower or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of the Borrower or any other Person, the invalidity or unenforceability of any Guaranteed Obligations, any collateral or other security therefor or any Credit Document or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of the Borrower for any reason other than the satisfaction of the Termination Requirements;

(iv) any defense based on any Guaranteed Party’s acts or omissions in the administration of the Guaranteed Obligations, any guaranty or other liability in respect thereof or any collateral or other security for any of the foregoing, and promptness, diligence or any requirement that any Guaranteed Party create, protect, perfect, secure, insure, continue or maintain any Liens in any such collateral or other security;

(v) any right to assert against any Guaranteed Party, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Guaranteed Party (including, without limitation, failure of consideration, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims; and

(vi) any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Guaranty.

4 No Subrogation. Each Guarantor hereby agrees that, until satisfaction of the Termination Requirements, it will not exercise or seek to exercise any claim or right that it may have against the Borrower or any other Guarantor at any time as a result of any payment made under or in connection with this Guaranty or the performance or enforcement hereof, including any right of subrogation to the rights of any of the Guaranteed Parties against the Borrower or any other Guarantor, any right of indemnity, contribution or reimbursement against the Borrower or any other Guarantor (including rights of contribution as set forth in Section 1(c)), any right to enforce any remedies of any Guaranteed Party against the Borrower or any other Guarantor, or any benefit of, or any right to participate in, any collateral or other security held by any Guaranteed Party to secure payment of the Guaranteed Obligations, in each case whether such claims or rights arise by contract, statute (including without limitation the Bankruptcy Code), common law or otherwise. Each Guarantor further agrees that all indebtedness and other obligations, whether now or hereafter existing, of the Borrower or any other Subsidiary of the Borrower to such Guarantor, including, without limitation, any such indebtedness in any proceeding under the Bankruptcy Code and any intercompany receivables, together with any interest thereon, shall be, and hereby are, subordinated and made junior in right of payment to the Total Obligations. Each Guarantor further agrees that if any amount shall be paid to or any distribution received by any Guarantor (i) on account of any such indebtedness at any time after the occurrence and during the continuance of an Event of Default, or (ii) on account of any such rights of subrogation, indemnity, contribution or reimbursement at any time prior to the satisfaction of the Termination Requirements, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Guaranteed Parties, and shall forthwith be delivered to the Administrative Agent in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Guaranteed Obligations, whether or not matured, in accordance with the terms of the applicable Credit Documents and without in any way discharging, limiting or otherwise affecting the liability of such Guarantor under any other provision of this Guaranty. Additionally, in the event the Borrower or any Subsidiary of the Borrower becomes a “debtor” within the meaning of the Bankruptcy Code, the Administrative Agent shall be entitled, at its option, on behalf of the Guaranteed Parties and as attorney-in-fact for each Guarantor, and is hereby authorized and appointed by each Guarantor, to file proofs of claim on behalf of each relevant Guarantor and vote the rights of each such Guarantor in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of the Borrower or such Subsidiary to any Guarantor in any such proceeding, each Guarantor hereby assigning to the Administrative Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof.

5. Representations and Warranties. Each Guarantor hereby represents and warrants to the Guaranteed Parties as follows:

(a) Such Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the full corporate power and authority to execute, deliver and perform this Guaranty and the other Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted.

(b) Such Guarantor has taken all necessary corporate action to execute, deliver and perform this Guaranty and each of the other Credit Documents to which it is or will be a party, and has, or on any later date of execution and delivery will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Guaranty constitutes, and each of such other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles.

(c) The execution, delivery and performance by such Guarantor of this Guaranty and the other Credit Documents to which it is a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws, (ii) contravene any Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, loan agreement, mortgage, deed of trust, lease or other agreement or instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) result in or require the creation or imposition of any Lien upon any of its properties, other than Liens created pursuant to the Credit Documents.

(d) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by such Guarantor of this Guaranty and the other Credit Documents to which it is a party or the legality, validity or enforceability hereof or thereof.

(e) There are no actions, investigations, suits or proceedings pending or, to the knowledge of such Guarantor, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting such Guarantor or any of its properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect or (ii) with respect to this Guaranty or any of the other Credit Documents to which such Guarantor is a party.

(f) Such Guarantor has been provided with a true and complete copy of the executed Credit Agreement, as in effect as of the date it became a party hereto, and its principal officers are familiar with the contents thereof, particularly insofar as the contents thereof relate or apply to such Guarantor.

6. Financial Condition of Borrower. Each Guarantor represents that it has knowledge of the Borrower’s financial condition and affairs and that it has adequate means to obtain from the Borrower on an ongoing basis information relating thereto and to the Borrower’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect with respect to such Guarantor. Each Guarantor agrees that the Guaranteed Parties shall have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of any Guarantor nor to advise any Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower that might become known to any Guaranteed Party at any time, whether or not such Guaranteed Party knows or believes or has reason to know or believe that any such fact or change is unknown to any Guarantor, or might (or does) materially increase the risk of any Guarantor as guarantor, or might (or would) affect the willingness of any Guarantor to continue as a guarantor of the Guaranteed Obligations.

7. Payments; Application; Set-Off.

(a) Each Guarantor agrees that, upon the failure of the Borrower to pay any Guaranteed Obligations when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), and without limitation of any other right or remedy that any Guaranteed Party may have at law, in equity or otherwise against such Guarantor, such Guarantor will, subject to the provisions of Section 1(b), forthwith pay or cause to be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.

(b) All payments made by each Guarantor hereunder will be made in Dollars to the Administrative Agent, without set-off, counterclaim or other defense and, in accordance with Section 2.17 of the Credit Agreement, free and clear of and without deduction for any Taxes, each Guarantor hereby agreeing to comply with and be bound by the provisions of Section 2.17 of the Credit Agreement in respect of all payments made by it hereunder and the provisions of which Section are hereby incorporated into and made a part of this Guaranty by this reference as if set forth herein at length.

(c) All payments made hereunder shall be applied upon receipt as follows:

(i) first, to the payment of all Other Obligations owing to the Administrative Agent;

(ii) second, after payment in full of the amounts specified in clause (i) above, to the ratable payment of all other Total Obligations owing to the Guaranteed Parties; and

(iii) third, after payment in full of the amounts specified in clauses (i) and (ii) above, and following the termination of this Guaranty, to the Guarantors or any other Person lawfully entitled to receive such surplus.

(d) The Guarantors shall remain jointly and severally liable to the extent of any deficiency between the amount of all payments made hereunder and the aggregate amount of the sums referred to in clauses (i) and (ii) of subsection (c) above.

(e) In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Guaranteed Party may, and is hereby authorized by each Guarantor, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by each Guarantor, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Guaranteed Party to or for the credit or the account of such Guarantor against any or all of the obligations of such Guarantor to such Guaranteed Party hereunder now or hereafter existing, whether or not such obligations may be contingent or unmatured, each Guarantor hereby granting to each Guaranteed Party a continuing security interest in and Lien upon all such deposits and other property as security for such obligations. Each Guaranteed Party agrees to notify any affected Guarantor promptly after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

8. No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Guarantors and the Guaranteed Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Guaranty or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

9. Enforcement. The Guaranteed Parties agree that, except as provided in Section 7(e), this Guaranty may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Guaranteed Party shall have any right individually to enforce or seek to enforce this Guaranty or to realize upon any collateral or other security given to secure the payment and performance of the Guarantors’ obligations hereunder. The obligations of each Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against each Guarantor whether or not action is brought against the Borrower or any other Guarantor and whether or not the Borrower or any other Guarantor is joined in any such action. Each Guarantor agrees that to the extent all or part of any payment of the Guaranteed Obligations made by any Person is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by or on behalf of any Guaranteed Party to a trustee, receiver or any other party under any Insolvency Laws (the amount of any such payment, a “Reclaimed Amount”), then, to the extent of such Reclaimed Amount, this Guaranty shall continue in full force and effect or be revived and reinstated, as the case may be, as to the Guaranteed Obligations intended to be satisfied as if such payment had not been received; and each Guarantor acknowledges that the term “Guaranteed Obligations” includes all Reclaimed Amounts that may arise from time to time.

10. Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by any Guarantor from, any provision of this Guaranty, shall be effective unless in a writing signed by the Administrative Agent and such of the Lenders as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

11. Addition, Release of Guarantors. Each Guarantor recognizes that the provisions of the Credit Agreement require Persons that become Subsidiaries of the Borrower and that are not already parties hereto to become Guarantors hereunder by executing a Guarantor Accession, and agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the same, or by reason of the Administrative Agent’s actions in effecting the same or in releasing any Guarantor hereunder, in each case without the necessity of giving notice to or obtaining the consent of any other Guarantor.

12. Continuing Guaranty; Term; Successors and Assigns; Assignment; Survival. This Guaranty is a continuing guaranty and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until satisfaction of all of the Termination Requirements (provided that the provisions of clause (ii) of Section 1(a) shall survive any termination of this Guaranty), (ii) be binding upon and enforceable against each Guarantor and its successors and assigns (provided, however, that no Guarantor may sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders) and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its successors and assigns. Without limiting the generality of clause (iii) above, any Guaranteed Party may, in accordance with the provisions of the Credit Agreement, assign all or a portion of the Guaranteed Obligations held by it (including by the sale of participations), whereupon each Person that becomes the holder of any such Guaranteed Obligations shall (except as may be otherwise agreed between such Guaranteed Party and such Person) have and may exercise all of the rights and benefits in respect thereof granted to such Guaranteed Party under this Guaranty or otherwise. Each Guarantor hereby irrevocably waives notice of and consents in advance to the assignment as provided above from time to time by any Guaranteed Party of all or any portion of the Guaranteed Obligations held by it and of the corresponding rights and interests of such Guaranteed Party hereunder in connection therewith. All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Guaranty and any Guarantor Accession.

13. Governing Law; Consent to Jurisdiction; Appointment of Borrower as Representative, Process Agent, Attorney-in-Fact.

(a) THIS GUARANTY HAS BEEN EXECUTED, DELIVERED AND ACCEPTED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NORTH CAROLINA AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE GUARANTEED PARTIES AND THE GUARANTORS DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NORTH CAROLINA. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, EACH GUARANTOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH ANY GUARANTEED PARTY OR SUCH GUARANTOR IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY GUARANTEED PARTY OR SUCH GUARANTOR. EACH GUARANTOR IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING.

(b) EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES AND APPOINTS THE BORROWER AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE ON ITS BEHALF ALL SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING AND ANY OTHER NOTICE OR COMMUNICATION HEREUNDER, CONSENTS THAT ALL SERVICE OF PROCESS UPON IT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO THE BORROWER AT ITS ADDRESS SET FORTH HEREINABOVE (AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED), AND AGREES THAT SERVICE SO MADE SHALL BE EFFECTIVE AND BINDING UPON SUCH GUARANTOR IN EVERY RESPECT AND THAT ANY OTHER NOTICE OR COMMUNICATION GIVEN TO THE BORROWER AT THE ADDRESS AND IN THE MANNER SPECIFIED HEREIN SHALL BE EFFECTIVE NOTICE TO SUCH GUARANTOR. FURTHER, EACH GUARANTOR DOES HEREBY IRREVOCABLY MAKE, CONSTITUTE AND APPOINT THE BORROWER AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL AUTHORITY IN ITS PLACE AND STEAD AND IN ITS NAME, THE BORROWER’S NAME OR OTHERWISE, AND WITH FULL POWER OF SUBSTITUTION IN THE PREMISES, FROM TIME TO TIME IN THE BORROWER’S DISCRETION TO AGREE ON BEHALF OF, AND SIGN THE NAME OF, SUCH GUARANTOR TO ANY AMENDMENT, MODIFICATION OR SUPPLEMENT TO, RESTATEMENT OF, OR WAIVER OR CONSENT IN CONNECTION WITH, THIS GUARANTY, ANY OTHER CREDIT DOCUMENT OR ANY DOCUMENT OR INSTRUMENT PURSUANT HERETO OR THERETO, AND TO TAKE ANY OTHER ACTION AND DO ALL OTHER THINGS ON BEHALF OF SUCH GUARANTOR THAT THE BORROWER MAY DEEM NECESSARY OR ADVISABLE TO CARRY OUT AND ACCOMPLISH THE PURPOSES OF THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS. THE BORROWER WILL NOT BE LIABLE FOR ANY ACT OR OMISSION NOR FOR ANY ERROR OF JUDGMENT OR MISTAKE OF FACT UNLESS THE SAME SHALL OCCUR AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BORROWER. THIS POWER, BEING COUPLED WITH AN INTEREST, IS IRREVOCABLE BY ANY GUARANTOR FOR SO LONG AS THIS GUARANTY SHALL BE IN EFFECT WITH RESPECT TO SUCH GUARANTOR. BY ITS SIGNATURE HERETO, THE BORROWER CONSENTS TO ITS APPOINTMENT AS PROVIDED FOR HEREIN AND AGREES PROMPTLY TO DISTRIBUTE ALL PROCESS, NOTICES AND OTHER COMMUNICATIONS TO EACH GUARANTOR.

(c) NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY GUARANTEED PARTY OR ANY GUARANTOR TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

14. Arbitration; Preservation and Limitation of Remedies.

(a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Guaranty or any other Credit Document (“Disputes”) between or among the Guarantors and the Guaranteed Parties, or any of them, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims arising out of or connected with the transactions contemplated by this Guaranty, the Credit Agreement and the other Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), as in effect from time to time, and the Federal Arbitration Act, Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in the city in which the principal office of the Administrative Agent is located. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties do not waive applicable federal or state substantive law except as provided herein.

(b) Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (ii) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute. The Guarantors agree, jointly and severally, to pay the reasonable fees and expenses of counsel to the Guaranteed Parties in connection with any Dispute subject to arbitration as provided herein.

15. Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered (a) if to any Guarantor, in care of the Borrower and at the Borrower’s address for notices set forth in the Credit Agreement and (b) if to any Guaranteed Party, at its address for notices set forth in the Credit Agreement; or to such other address as any of the Persons listed above may designate for itself by like notice to the other Persons listed above; and in each case, with copies to such other Persons as may be specified under the provisions of the Credit Agreement. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

16. Severability. To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.

17. Construction. The headings of the various sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

18. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Guaranty shall become effective, as to any Guarantor, upon the execution and delivery by such Guarantor of a counterpart hereof or a Guarantor Accession.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed by its duly authorized officers as of the date first above written.

[NAME OF GUARANTOR]

By:_________________________________
Title:_________________________________
Accepted and agreed to:
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By:	—
Title:	—

(signatures continued)

The Borrower hereby joins in this Guaranty for purposes of evidencing its consent to, and agreement to perform, the provisions of Section 13(b).

OLD DOMINION FREIGHT LINE, INC.

By:	—
Title:	—

EXHIBIT A

GUARANTOR ACCESSION

THIS GUARANTOR ACCESSION (this “Accession”), dated as of      ,      , is executed and delivered by [NAME OF NEW GUARANTOR], a      corporation (the “Company”), pursuant to the Subsidiary Guaranty referred to hereinbelow.

Reference is made to the Amended and Restated Credit Agreement, dated as of August      , 2006, among Old Dominion Freight Line, Inc. (the “Borrower”), the Lenders party thereto, and the Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”). In connection with and as a condition to the initial and continued extensions of credit under the Credit Agreement, the Borrower and certain of its subsidiaries have executed and delivered a Subsidiary Guaranty, dated as of      ,      (as amended, modified or supplemented from time to time, the “Subsidiary Guaranty”), pursuant to which such subsidiaries have guaranteed the payment in full of the obligations of the Borrower under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement). Capitalized terms used herein without definition shall have the meanings given to them in the Subsidiary Guaranty.

The Borrower has agreed under the Credit Agreement to cause each of its future subsidiaries to become a party to the Subsidiary Guaranty as a guarantor thereunder. The Company is a subsidiary of the Borrower. The Company will obtain benefits as a result of the continued extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desires to execute and deliver this Accession. Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to continue to extend credit to the Borrower under the Credit Agreement, the Company hereby agrees as follows:

1. The Company hereby joins in and agrees to be bound by each and all of the provisions of the Subsidiary Guaranty as a Guarantor thereunder. In furtherance (and without limitation) of the foregoing, pursuant to Section 1 of the Subsidiary Guaranty, the Company hereby irrevocably, absolutely and unconditionally, and jointly and severally with each other Guarantor, guarantees to the Guaranteed Parties the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all of the Guaranteed Obligations, and agrees to pay or reimburse upon demand all Other Obligations, all on the terms and subject to the conditions set forth in the Subsidiary Guaranty.

2. The Company hereby represents and warrants that after giving effect to this Accession, each representation and warranty contained in Section 5 of the Subsidiary Guaranty is true and correct with respect to the Company as of the date hereof, as if such representations and warranties were set forth at length herein.

3. This Accession shall be a Credit Document (within the meaning of such term under the Credit Agreement), shall be binding upon and enforceable against the Company and its successors and assigns, and shall inure to the benefit of and be enforceable by each Guaranteed Party and its successors and assigns. This Accession and its attachments are hereby incorporated into the Subsidiary Guaranty and made a part thereof.

IN WITNESS WHEREOF, the Company has caused this Accession to be executed under seal by its duly authorized officer as of the date first above written.

[NAME OF COMPANY]

By:
Title:

Schedule 1.1

Commitments

Lender	Commitment
Wachovia Bank, National Association	$52,500,000.00
Bank of America, N.A.	$47,500,000.00
Branch Banking & Trust Co.	$47,500,000.00
SunTrust Bank	$35,000,000.00
U.S. Bank National Association	$35,000,000.00
High Point Bank and Trust Company	$7,500,000.00
Total	$225,000,000.00

Schedule 3.1

Existing Letters of Credit

Loc Number	Beneficiary	Purpose	Amount
S034701	GA SI Guaranty Trust	Workers’ Comp.	$1,460,000
S039135	Utica Mutual Ins. Co.	Workers’ Comp.	500,000
SO36413	Pacific Emp. Ins. Co.	Workers’ Comp.	2,952,399
SM421252C	U.S. Fidelity & Guaranty	Workers’ Comp.	3,875,000
SO36416	Van Liner Ins. Co.	Auto Liability	500,000
SM422162	St. Paul Fire & Marine Ins. Co.	Auto Liability	2,500,000
SM408316C	Protective Ins. Co.	Auto Liability	21,383,036
SM202865	National Union Fire Ins.	Workers’ Comp.	17,786,267
Total			$50,956,702

Schedule 5.4

Consents and Approvals

None.

Schedule 5.7

Subsidiaries

None.

Schedule 5.17

Insurance

Auto and General Liability Coverage Summary

Insurer	Protective Insurance Company

Expiration	March 30, 2007

Coverage – Type	Personal Injury Liability And Property Damage Liability;

Physical Damage – Comprehensive And Collision; And

Employers’ Liability

Coverage – Amount	$5,000,000 combined single limit per occurrence less self-

insured retention;

$2,250,000 aggregate limit for general liability and

employers’ liability; and

$125,000,000 excess umbrella liability coverage from

various insurers

Deductible	$2,750,000 self-insured retention per occurrence

Workers’ Compensation

Insurer	AIG

Expiration	March 30, 2007

Coverage – Type	Workers’ Compensation

Coverage – Amount	At Statutory Limit Requested

Deductible	$1,000,000 self-insured retention/deductible per occurrence

Self-Insured States	FL, GA, NC, OH, SC, TN AND VA

Commercial Property

Insurer	Hartford Fire And Marine Insurance Company

Expiration	April 1, 2007

Coverage – Type	Real And Personal Property

Coverage – Amount	Property damage — $20,000,000

Various sub-limits — $25,000 to $20,000,000

Deductible	$10,000 general deductible per occurrence

Deductibles vary for various types of losses but range from

$10,000 to $500,000

Motor Truck Cargo

Insurer	Hartford Fire And Marine Insurance Company

Expiration	March 30, 2007

Coverage – Type	Motor Truck Cargo Liability

Coverage – Amount	Any one disaster/loss — $10,000,000

Various sub-limits — $2,500 to $5,000,000

Deductible	$100,000 deductible per occurrence

Schedule 5.18

Material Contracts

1.	Amended and Restated Articles of Incorporation

2.	Amended and Restated Bylaws of Old Dominion Freight Line, Inc.

3.	Specimen certificate of Common Stock

4.	Note Purchase Agreement among Nationwide Life Insurance Company, New York Life Insurance Company and Old Dominion Freight Line, Inc. dated February 25, 1998

5.	Forms of notes issued by the Company pursuant to Note Purchase Agreement among New York Life Insurance Company and Old Dominion Freight Line, Inc. dated February 25, 1998

6.	Note Purchase and Shelf Agreement between Old Dominion Freight Line, Inc. and Prudential Insurance Company of America, dated May 1, 2001, as amended

7.	Credit Agreement among Wachovia Bank, National Association, as Agent; Bank of America, N.A.; Branch Banking and Trust Company; and Old Dominion Freight Line, Inc., dated September 22, 2005, as amended (The Existing Credit Agreement will be amended and restated in its entirety on the Restatement Effective Date)

8.	Employment Agreement Between Old Dominion Freight Line, Inc., and Earl E. Congdon

9.	Employment Agreement Between Old Dominion Freight Line, Inc., and John R. Congdon

10.	Employment Agreement Between Old Dominion Freight Line, Inc., and David S. Congdon

11.	Employment Agreement Between Old Dominion Freight Line, Inc., and John B. Yowell

12.	Non-Executive Director Compensation Structure, effective July 31, 2006

13.	Note Purchase Agreement among Allstate Life Insurance Company, Allstate Life Insurance Company of New York, New York Life Insurance Company, New York Life Insurance and Annuity Corporation, United of Omaha Life Insurance Company, PRU & Co. (as nominee for Prudential Retirement Insurance and Annuity Company), UMBRTRU & Co. (as nominee for Security Benefit Life Insurance Company, Inc.), Metropolitan Life Insurance Company and Old Dominion Freight Line, Inc. dated February 25, 2005

14.	Old Dominion Freight Line, Inc. Phantom Stock Plan

15.	Form of Old Dominion Freight Line, Inc. Phantom Stock Award Agreement

16.	Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

17.	2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

18.	Form of Annual Salary and Bonus Deduction Agreement

19.	Note Purchase Agreement among Old Dominion Freight Line, Inc. and the Purchasers set forth in Schedule A, dated April 25, 2006.

Schedule 8.2

Indebtedness

Surety Bonds	$7,699,000
IBM Credit Corp. (Capitalized leases respecting computer equipment)	$2,109,000
$10 million 6.59% Senior Note due February 25, 2008	$3,000,000
$50 million 6.93% Senior Note due August 10, 2008	$25,000,000
$75 million 4.68% Senior Notes due February 25, 2015	$75,000,000

Total Indebtedness as of July 31, 2006	$112,808,000

See Schedule 8.3 Liens

Schedule 8.3

Liens

IBM Credit Corp. (Capitalized leases respecting computer equipment)

Schedule 8.5A

Existing Investments

None.

Schedule 8.5B

Borrower’s Investment Policy

See Attached.

Schedule 8.5B
Borrower’s Investment Policy

Old Dominion Freight Line, Inc.
INVESTMENT POLICY

July 31, 2006

Purpose:
The purpose of this Investment policy is to provide objectives and guidelines to the Treasury function for investing excess cash generated by the Company. Priorities for the use of cash, in order, are:

• Purchase of operating assets,

•	Pay down current debt where debt cost is higher than current yields on temporary investments including any prepayment penalty, and

•	Invest in short term, low risk financial instruments.

Investing opportunities that are not within the scope of this policy must have written approval of the Executive Committee.

Investment Objectives:
The investment objectives are to maximize after-tax income, preserve principal value and maintain adequate liquidity to meet account demands.

Investment Goals:
The investment goal is to provide a competitive investment return consistent with the objectives outlined in this policy. Limits on liquidity and risk within this policy may limit the return that can be expected on investment. However, it should be expected that the tax-equivalent yields should at least be equal to or higher than six-month certificate of deposit yields as published daily in the Wall Street Journal.

Investment Guidelines:
The investment guidelines are to invest in U.S. dollar denominated taxable and tax-free fixed income securities.

At the time of purchase, no one issuer will be more than 10% of the account’s market value at time of purchase. This rule excludes obligations of the U.S. Government and U.S. Government sponsored agencies and enterprises, money market funds, and securities that have an effective maturity no longer than the next business day. Obligations of U.S. Government sponsored agencies and enterprises are limited to 40% of the account’s market value at time of purchase, per issuer.

Issuer Credit Quality Guidelines:
Since the Company is in the business of transporting goods and not finance, the investing of excess cash should be accomplished with minimum risk. Risk is defined as the probability of loss of principal. To be considered an eligible investment, issuers must meet the credit quality criteria outlined below.

A. Obligations of the U.S. Government and of U.S. Government sponsored agencies are approved securities.

1.	U.S. Treasury Bills, Notes, Bonds and Strips and other obligations whose principal and interest is fully guaranteed by the United States of America.

2.	Federal Agencies and Government Sponsored Enterprises: Government National Mortgage Association (GNMA), Tennessee Valley Authority (TVA), World Bank, Federal Farm Credit Bank (FFCB), Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Bank (FHLB), Student Loan Marketing Association (SLMA), Financing Corporation (FICO), The Resolution Funding Corporation (REFCO), Farm Credit System Financial Assistance Corporation, the Federal Housing Finance Board and all other government sponsored agencies and enterprises.

B.	Money Market Instruments: securities rated “A1, P1, F1, D1, MIG-1/VMIG-1, SP-1 ” or the equivalent (Tier I as defined by 2(a) 7 money market funds) at the time of purchase. Included but not limited to commercial paper, banker’s acceptances, time deposits, certificates of deposit, taxable municipal securities, money market preferreds, dutch auction securities and unconditional demand floating rate securities.

C.	Money Market Mutual Funds and Mutual Funds comprised of the listed eligible investments.

D.	Corporate obligations: Corporate Bonds and Medium Term Notes (MTN’s) with long-term debt ratings of at least “Investment Grade”.

E.	Taxable and Tax Exempt Municipal Bonds: included but not limited to unconditional demand and put securities, commercial paper and notes and other obligations of indebtedness, rated “A” or better.

F.	Auction Rate Preferred Stocks: Dutch auction preferred securities, which have various reset dates and are rated “A” or better.

G. Asset-Backed Securities: rated “AAA”.

H. Mortgage-Backed Securities and Collateralized Mortgage Obligations: rated “AAA”.

I. Repurchase agreements:

1.	Must be collateralized by obligations of the U.S. Government or U.S. Government sponsored agencies.

2.	Must be collateralized at 102% of market value including accrued interest.

3.	Broker/dealers must be primary dealers as recognized by the Federal Reserve.

J.	All securities purchased will be rated by at least one of the following nationally recognized ratings agency: Standard & Poor’s, Moody’s, Duff & Phelps, Fitch IBCA, or Thompson BankWatch.

K.	Hold/sell discipline: In the event that any issuers or securities that are held, have been subsequently downgraded to below their specified purchase criteria, Treasury management shall determine whether the security should be held to maturity or sold at the earliest convenient time.

Liquidity:
Old Dominion is in the business of transporting goods of general commodities within its service area. In providing this service, the Company feels it can achieve the highest return on its cash by investing in the replacement of or addition to operating assets. As such, excess cash investments should generally have staggered maturity dates not to exceed one year.

Excess cash can be invested for periods longer than one year if it can be clearly demonstrated by the treasury function that the invested cash will not be needed for operating cash requirements before the extended maturity horizon and the rate of return is materially greater than the short term rates without increased risk.

Put and/or Reset Dates will be used in lieu of final maturity for the purpose of maturity acceptability. Market accepted average life at time of purchase shall be used in lieu of final maturity for the purpose of maturity acceptability of asset-backed and mortgage-backed securities.

Schedule 8.7

Transactions with Affiliates

Transactions with Old Dominion Truck Leasing Inc. to include:

•	Combining requirements for the purchase of tractors, trailers, equipment, parts, tires and fuel;

•	Vehicle repair, maintenance and other related services charged by Old Dominion Freight Line, Inc. to Old Dominion Truck Leasing, Inc.;

•	Vehicle repair, maintenance and other related services charged by Old Dominion Truck Leasing, Inc. to Old Dominion Freight Line, Inc.;

•	Equipment purchases between Old Dominion Freight Line, Inc. and Old Dominion Truck Leasing, Inc.;

•	Equipment leased by Old Dominion Freight Line, Inc., for use by either the Company or its customers, from Old Dominion Truck Leasing, Inc.; and

•	Freight services provided to customers of, but billed to, Old Dominion Truck Leasing, Inc.

Split-dollar life insurance policies insuring the life of John R. Condon